SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K



                            CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report (Date of earliest event reported):
                              March 1, 1999



                              TV GUIDE, INC.
           (Exact Name of Registrant as Specified in Charter)



       Delaware                0-22662                 73-1290412
   (State or Other           (Commission              (IRS Employer
   Jurisdiction of           File Number)           Identification No.)
    Incorporation)



     7140 South Lewis Avenue, Tulsa, Oklahoma          74136-5422
      (Address of Principal Executive Office)          (Zip code)



                            (918) 488-4000
          (Registrant's telephone number, including area code)

ITEM 5.  OTHER MATTERS

Updated Disclosures Under Item 1 of Form 10-K

      The following discussion is intended to update the disclosure contained under the heading "Regulation" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 under Item 1, Business. It is updated to reflect legislative and other developments occurring subsequent to the date of such Annual Report on Form 10-K; capitalized terms have the same meanings as in such Annual Report on Form 10-K.


Regulation

     The satellite transmission, cable and telecommunications industries are subject to federal regulatory conditions, including Federal Communications Commission ("FCC") licensing and other requirements. The industries are also often subject to extensive regulation by local and state authorities. While most cable and telecommunication industry regulations do not apply directly to the Company, they affect programming distributors, the primary customer for the Company's products and services. In the past, uncertainty about proposed or even rumored regulatory changes has occasionally caused the Company's programming distributor customers to postpone purchasing decisions and actions. The Company monitors pending legislation to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments within the industry.

     Copyright Matters. Under the "cable compulsory license" provisions of the Copyright Act of 1976 (the "Copyright Act"), programming distributors are required to pay copyright fees that arise from their reception and distribution of satellite-transmitted television broadcasts such as WGN and other superstations. These provisions also grant an exemption which allows the Company to transmit and market its superstations without agreements with, or copyright payments to, the broadcast station or the program owners. The cable television systems that carry the superstation broadcasts are responsible for paying copyright fees to the United States Copyright Office, a federal copyright fee collection agency. Legislation has been recommended from time to time to repeal the cable compulsory license provision, although no such legislation has been passed by Congress. Similar legislation may be discussed and possibly introduced in the near future to consider "reform" of the cable compulsory license, and if adopted, such legislation could hinder or prevent the Company from marketing superstation services such as WGN.

     The Copyright Act and U.S. Copyright Office regulations generally impose a significantly higher copyright fee on cable television systems in certain markets for carrying more than two distant independent television stations. This copyright fee structure limits the extent to which cable television systems are able to carry superstations.

     Satellite Home Viewer Act of 1988. The Satellite Home Viewer Act of 1988 ("SHVA I") provides for a "home satellite dish compulsory copyright license" for the retransmission of network and superstation signals and programming to the home satellite dish market. Under the terms of SHVA I, satellite carriers, such as the Company's UVTV division, are responsible for paying copyright fees to the U. S. Copyright Office, which acts as a federal copyright fee collection agency for the sale of superstation signals to home satellite dish owners. On October 27, 1997, the Librarian of Congress ("Librarian") finalized his decision to accept the Copyright Arbitration Rate Panel's ("CARP") recommendation that copyright fees for direct-to-home satellite carriage of superstations and distant network television broadcast signals be raised to $0.27 per subscriber, per month. The CARP also recommended that these increases be retroactive to July 1, 1997; however, the Librarian ruled to effect the change January 1, 1998. Superstation copyright fees previously ranged from $0.14 to $0.175 per subscriber, per month while network affiliate fees approximated $0.06 per subscriber, per month. Several programming packagers of home satellite services, such as the Company's Superstar/Netlink Group LLC ("SNG") subsidiary and distributors of programming to C-band direct-to-home programming packagers, such as UVTV and the Company's Denver 6 service, thereafter announced price increases to cover the increase in the copyright fee. Effective January 1, 1998, SNG increased the rates charged to its retail customers to cover the increased copyright fees, limiting its exposure to the remaining subscription period for those customers who purchased programming in advance for more than one month. In addition, on that same date, UVTV and the Company's Denver 6 service increased the rates charged to their wholesale C-band customers. Therefore, the copyright fee increases were not expected to have a material adverse effect on the Company's financial position or results of operations in the near term. The Satellite Home Viewer Act of 1994 extended the home satellite dish compulsory license, which had been scheduled to expire on December 31, 1994, through the end of 1999.

     Satellite Home Viewer Improvement Act of 1999. The Satellite Home Viewer Improvement Act of 1999 ("SHVA II") was signed into law November 29, 1999, as part of an appropriations bill. SHVA II extends the SHVA I compulsory copyright license for superstations and distant network stations for an additional five years, until December 31, 2004. SHVA II also reduces the associated license fees for superstations to 18.9 cents and for distant network stations to 14.85 cents retroactive to July 1, 1999. SHVA II requires the FCC to conduct a number of rulemakings that may ultimately subject superstations and distant network stations delivered by satellite directly to dish owners to new program exclusivity rules (similar to those imposed on these types of signals distributed by cable operators and other wireline programming distributors), including syndicated exclusivity, network non-duplication and sports blackout rules. The impact of these rules on the distribution of signals by UVTV, the Company's Denver 6 service and SNG cannot be determined until the rules are promulgated, but any such rules may restrict and negatively impact the distribution of superstations and distant network stations by satellite.

     SHVA I prohibited the retransmission by a satellite carrier of a television broadcast signal of a network television station to households that receive a Grade B intensity over-the-air signal of a television broadcast station affiliated with such network and to households that receive (or within the past 90 days had received) through a cable system the signal of a television station affiliated with such network. SHVA II retains the Grade B eligibility standard for distant network stations, but eliminates the 90-day waiting period and directs the FCC to review the signal strength measurement and subscriber eligibility standards in a rulemaking and report to Congress. SHVA II also provides a copyright liability moratorium for all satellite carriers distributing distant network signals to existing (as of October 31, 1999) and recently terminated (after July 11, 1998) subscribers who are within Grade B contours of local network affiliates. Moreover, the entire C-Band industry (including the Company's Denver 6 service as a satellite carrier and SNG as a programming distributor) is exempt from all restrictions on delivering distant network signals to subscribers who received C-Band service before October 31, 1999. SHVA II also impacts the C-Band and DBS industry generally with rulemakings, exemptions and added regulatory requirements, the combined effect of which may restrict and make uneconomic the uplinking and distribution of distant network stations and superstations to dish owners. While SNG is not a satellite carrier, certain programming sold by SNG, such as Denver 6 and PrimeTime 24, is subject to these rules. The Company's Denver 6 service, as a satellite carrier, is subject to the new provisions in SHVA II.

     The broadcast networks and their affiliates commenced infringement actions against certain satellite carriers for violation of the network service restrictions. Negotiations between certain satellite carriers, the National Association of Broadcasters, certain network-affiliated television stations and their respective affiliate associations resulted in an agreement that restricted distribution of distant network signals through the adoption of a "red zone/green zone" plan which limited the Company's Denver 6 service, and SNG's ability to sell network television station signals into certain markets. With the passage of SHVA II, the Company has the option of discontinuing the "red zone/green zone" agreement and utilizing the exemption for C-Band subscribers to continue distributing distant network signals.

     "Local-Into-Local".   SHVA II provides satellite carriers a new
compulsory copyright license, which is permanent and royalty-free, for the delivery of local network stations into local markets (defined as the station's DMA and county of license). This license is available for service to commercial establishments and applies to Mexican and Canadian broadcast signals. Satellite carriers will have to obtain retransmission consent (after a six-month grace period ending May, 2000) and comply with must carry rules that are to be promulgated by the FCC effective January 1, 2002. The Company has no plans to distribute local signals in the C-Band markets. DBS carriers expect to serve the larger television markets only (currently Top 10 markets; expected Top 50). Unless and until a rural loan guarantee program becomes law (deleted from SHVA II before passage) in a subsequent congressional session, it is not certain that local signals will be distributed in the smaller and rural television markets. The distribution of local signals will enhance DBS carriers' ability to compete with cable and may enhance, subject to the limitations above, the distribution of superstations to DBS subscribers. The availability of local signals to DBS, without corresponding local signals for C-Band, may contribute to the ongoing decline of C-Band subscribers.

     1992 Cable Act. In October 1992, Congress enacted the 1992 Cable Act, which provided a comprehensive regulatory framework for the operation of cable television systems, including substantial rate regulation for certain services and equipment provided by most cable television systems in the United States. Pursuant to the 1992 Cable Act, the FCC adopted regulations with respect to rates charged for certain cable television services and for equipment to receive those services. Regulations and policies adopted by the FCC under the 1992 Cable Act may impair the Company's ability to offer competitive rates and volume discounts on certain of its products and services and may affect the rates charged by SNG to home satellite dish programming packagers.

     Telecommunications Act of 1996. In February 1996, Congress enacted the Telecommunications Act of 1996, which provides for substantial deregulation of both the cable and telephone industries, allowing each to compete with the other in local market areas and also enables electric utilities to enter the telecommunications industries. While there are no provisions in the Telecommunications Act of 1996 that affect the Company directly, it indirectly may create more competition and less regulation within the video services marketplace.

Updated Disclosures About Certain Financial Information from Form 10-K

     On March 1, 1999, the Company acquired Liberty Media Corporation's Netlink division in a transaction accounted for as a combination of entities under common control, similar to a pooling of interests. The following disclosures under the headings "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements" have been revised from those contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 to reflect the inclusion of the businesses acquired in the Liberty Transaction and are intended to be current through the date such Annual Report was originally filed. Capitalized terms have the same meanings as in such Annual Report on Form 10-K.


SELECTED FINANCIAL DATA

                SELECTED CONSOLIDATED FINANCIAL DATA
                (In thousands, except per share data)


     The following selected consolidated financial data for each of the five years in the period ended December 31, 1998 are derived from the audited consolidated financial statements of the Company. This financial data includes the results of operations and financial position of the businesses acquired in March 1999 in the Liberty Transaction, which was accounted for as a combination of entities under common control, similar to a pooling of interests. This financial data also gives retroactive effect to a two-for-one split of the Company's common stock on December 17, 1999. This financial data does not include the results of operations or financial position of the businesses acquired in March 1999 in the TV Guide Transaction, which was accounted for as a purchase transaction. The data set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the Notes thereto and other financial information included herein.

                                 Year Ended December 31,
                          -------------------------------------------
                          1998(1)    1997    1996(2)   1995     1994
                          ------     ----    ------    ----     ----

Operating Data:
  Revenues               $621,940  $530,420 $484,713 $262,919 $196,679
  Depreciation and
    amortization          (28,227)  (18,850) (16,732) (11,769)  (9,129)
  Operating income        108,619   101,126   69,364   38,416   26,364
  Interest expense         (1,629)   (2,122)  (2,024)  (2,003)  (2,155)
  Income tax expense      (58,977)  (38,438) (25,792) (14,483)  (9,985)
  Net income              102,059    67,435   46,302   23,172   16,307
  Earnings per share (3):
    Basic                    0.59      0.39     0.28     0.16     0.12
    Diluted                  0.59      0.39     0.27     0.16     0.11
  Cash dividends
    declared per
    common share             --        --       --       --       --

Other Data:
  EBITDA (4)             $136,846  $119,976 $ 86,096 $ 50,185 $ 35,493
  Capital expenditures     11,115    10,250   14,484   12,101    8,520
  Net cash provided by
    operating activities   95,385    80,864   60,800   33,534   38,571
  Net cash provided by
    (used in) investing
    activities             61,735   (66,934) (42,196) (35,956) (51,388)
  Net cash (used in)
    financing
    activities            (34,032)  (24,284)  (4,188)  (1,617)  (2,549)
  Ratio of earnings to
    fixed charges (5)        22.6x     15.1x    11.4x     9.6x     6.8x

Balance Sheet Data:
  Cash and cash
    equivalents          $155,644  $ 32,556 $ 42,910 $ 28,494 $ 32,524
  Total assets            412,506   303,142  259,004  185,880  147,048
  Capital lease
    obligations and
    long-term debt         13,007    17,207   20,718   23,992   26,542

(1) Effective February 1, 1998, the Company's consolidated operating results include the operating results of Turner Vision, Inc.'s retail C-band business. Turner Vision contributed its retail C-band business to Superstar/Netlink Group LLC ("SNG").

(2) Beginning January 25, 1996, the Company's consolidated operating results include the operating results of Liberty Media Corporation's ("Liberty Media") Netlink division which was acquired by the Company on March 1, 1999 in a transaction accounted for as a combination of entities under common control, similar to a pooling of interests. January 25, 1996, is the date Tele-Communications, Inc. ("TCI") acquired a controlling interest in the Company. Liberty Media is a subsidiary of TCI.

(3) Earnings per share amounts have been adjusted to reflect the two-for-one stock split paid on December 17, 1999 to holders of record on December 3, 1999.

(4) EBITDA means operating income before depreciation and amortization. EBITDA is presented supplementally as the Company believes it is a widely used financial indicator of a leveraged company's ability to service and incur indebtedness. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles that are presented in the financial statements included in this report. Additionally, the Company's calculation of EBITDA may be different than the calculation used by other companies and therefore, comparability may be affected.

 (5) For the ratio of earnings to fixed charges calculations, earnings available for fixed charges consists of earnings before income taxes and minority interests in earnings of consolidated subsidiaries plus fixed charges. Fixed charges consist of interest on debt and that portion of rental expense the Company believes to be representative of interest.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


     The following discussion of the results of operations and liquidity and capital resources of the Company includes the results of operations and financial position of the businesses acquired in March 1999 in the Liberty Transaction. The following discussion does not include the results of operations or financial position of the businesses acquired in the TV Guide Transaction. See "TV Guide
Transaction, Liberty Transaction and Related Financings."

Results of Operations

Consolidated

     The table below sets forth certain financial information for the Company and each of the businesses operated by it during the years ended December 31, 1998, 1997 and 1996.

                                    Year Ended December 31,
                              1998            1997            1996
                         -------------   -------------   -------------
                         Amount     %    Amount     %    Amount     %
                         ------   ----   ------   ----   ------   ----
                                        (In thousands)
Revenues:
 TV Guide
  Networks (1)         $ 76,822   12%  $ 62,956    12%  $ 49,636   10%
 Superstar (2)(3)       426,586   69    350,490    66    327,817   68
 UVTV (2)(3)             84,741   14     74,614    14     67,894   14
 SSDS                    40,959    6     42,134     8     36,161    8
 SpaceCom                16,536    3     17,682     3     15,636    3
 Other/Eliminations     (23,704)  (4)   (17,456)   (3)   (12,431)  (3)
                       --------  ---   --------   ---   --------  ---
 Total                 $621,940  100%  $530,420   100%  $484,713  100%
                       ========  ===   ========   ===   ========  ===


Operating income(loss):
 TV Guide
  Networks (1)         $ 13,772   13%  $ 13,889    14%  $  8,410   12%
 Superstar (2)(3)        58,001   53     46,073    45     29,536   43
 UVTV (2)(3)             41,561   38     41,201    41     35,931   52
 SSDS                    (1,355)  (1)    (2,376)   (2)    (5,894)  (9)
 SpaceCom                 1,949    2      3,509     3      1,839    3
 Other/Eliminations      (5,309)  (5)    (1,170)   (1)      (458)  (1)
                       --------  ---   --------   ---   --------  ---
 Total                 $108,619  100%  $101,126   100%  $ 69,364  100%
                       ========  ===   ========   ===   ========  ===


Consolidated
 depreciation and
 amortization          $ 28,227        $ 18,850         $ 16,732
Consolidated capital
 expenditures            11,115          10,250           14,484
Net cash provided by
 operating activities    95,385          80,864           60,800
Net cash provided by
 (used in) investing
 activities              61,735         (66,934)         (42,196)
Net cash (used in)
 financing activities   (34,032)        (24,284)          (4,188)


Other data:
 EBITDA (4)            $136,846        $119,976         $ 86,096

(1) The revenues and operating income for TV Guide Networks (formerly Prevue Networks) include TV Guide Channel, Sneak Prevue and other guide services offered both domestically and internationally.

(2) The amounts shown in the above tables for Superstar and UVTV represent their revenues and operating income included in the Company's consolidated results of operations. Beginning January 25, 1996, these operating results include the operating results of Liberty Media's Netlink division which was acquired by the Company on March 1, 1999 in a transaction accounted for as a combination of entities under common control, similar to a pooling of interests. January 25, 1996 is the date TCI acquired a controlling interest in the Company. Liberty Media is a subsidiary of TCI. Beginning February 1, 1998, Superstar's operating results also include the retail C-band operations of Turner Vision, Inc.

(3) Effective January 1, 1997, the Company increased the price at which UVTV charges SNG for certain programming, primarily WGN and Denver 6. Had these rates not been in effect during 1998 and 1997, UVTV's revenue and operating income would have been approximately $4.6 million lower and Superstar's operating income would have been approximately $4.6 million higher in each of those years.

(4) EBITDA means operating income before depreciation and amortization. EBITDA is presented supplementally as the Company believes it is a widely used financial indicator of a leveraged company's ability to service and incur indebtedness.
     The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP that are presented in the financial statements. Additionally, the Company's calculation of EBITDA may be different than the calculation used by other companies and therefore, comparability may be affected.

     Revenues for 1998 were $621.9 million, compared to $530.4 million in 1997 and $484.7 million in 1996. Revenues increased $91.5 million, or 17%, in 1998, compared to 1997, primarily due to $89.5 million of additional revenues attributable to Turner Vision's retail C-band operations which were combined with those of SNG effective February 1, 1998 and increased advertising and service fee revenues by TV Guide Networks. These increases were partially offset by a decrease of $9.3 million in commission revenues from Superstar acting as a service agent in the direct broadcast satellite market. Revenues increased $45.7 million, or 9%, in 1997, compared to 1996, primarily due to $13.3 million of additional revenues attributable to the retail C-band operations of Liberty's Netlink division which, for accounting purposes, were combined with those of Superstar's retail operations effective January 25, 1996; increased advertising and service fee revenues by TV Guide Networks; increased revenues from system integration services of SSDS; and growth in retail revenue by Superstar.

     Operating expenses, excluding depreciation and amortization, were $485.1 million for the year ended December 31, 1998, compared to $410.4 million in 1997 and $398.6 million in 1996. Operating expenses increased $74.7 million, or 18%, in 1998 over those in 1997 primarily due to $77.8 million of additional expenses attributable to Turner Vision; increased personnel costs resulting from the growth in TV Guide Networks; increased legal fees related to litigation and patent filings; and increased costs associated with TV Guide Channel's new format under the TV Guide brand. These increases were partially offset by a $7.4 million decrease in operating expenses due to the termination of Superstar's service agent agreements with program suppliers in the direct broadcast satellite market and a reduction in programming costs resulting from renegotiated programming contracts. Operating expenses, excluding depreciation and amortization, increased $11.8 million, or 3%, in 1997, compared with 1996, primarily due to $9.2 million of additional expenses attributable to Netlink and increased personnel costs resulting from the growth in TV Guide Networks.

     Depreciation and amortization was $28.2 million in 1998, compared to $18.8 million and $16.7 million in 1997 and 1996, respectively. Depreciation and amortization increased $9.4 million, or 50%, in 1998 over 1997 primarily as a result of amortization of intangibles resulting from the acquisitions of Turner Vision and ODS Technologies, LP, coupled with higher depreciation resulting from the acquisition of equipment to support the various TV Guide products. Depreciation and amortization increased $2.1 million, or 13%, in 1997, compared with 1996, primarily due to increased acquisitions of equipment to support the various TV Guide products and increased personnel at TV Guide Networks and Superstar.

     A $37.9 million gain on issuance of equity by subsidiary was recognized in 1998. The gain resulted from the acquisition of Turner Vision.

     Interest income was $6.3 million in 1998, compared to $5.9 million in 1997 and $3.4 million in 1996. The increase in interest income in both 1998 and 1997 was primarily attributable to higher cash balances.

     Other income for 1998 totaled $11.6 million, compared to $431,000 in 1997 and $551,000 in 1996. Included in other income during the fourth quarter of 1998 was a $10.4 million gain associated with the sale of equity securities.

     The Company's effective tax rate, computed as the provision for income taxes divided by income before income taxes and minority interest, less that portion of minority interest in earnings attributable to entities not subject to income taxes, was 37% in 1998, relatively unchanged from 36% in 1997 and 1996.

TV Guide Networks

     The following table sets forth certain financial information for TV Guide Networks (formerly Prevue Networks) for the years ended
December 31, 1998, 1997 and 1996:

                                      Year ended December 31,
                               1998    Change   1997    Change   1996
                               ----    ------   ----    ------   ----
                                          (In thousands)

     Revenues                $76,822    22 %  $62,956    27%   $49,636
     Operating expenses       53,562    32 %   40,548    20%    33,676
     Depreciation and
       amortization            9,488    11 %    8,519    13%     7,550
                             -------          -------          -------
     Operating income        $13,772    (1)%  $13,889    65%   $ 8,410
                             =======          =======          =======

     Operating margin
       percentage               18%              22%              17%


     TV Guide Networks' revenues for 1998 were $76.8 million, compared to $63.0 million in 1997 and $49.6 million in 1996. The increase in revenues in 1998 of $13.9 million, or 22%, over those in 1997 was principally attributable to national advertising revenues, which grew $9.5 million, or 31%, due to higher rates and a higher sell-out of conventional advertising with the remainder of the increase primarily attributable to service fee revenues. TV Guide Interactive revenue recorded in 1998 totaled $2.1 million while no significant revenue was recorded in prior years. In addition, domestic service fee revenues attributable to TV Guide Channel and Sneak Prevue increased $2.1 million, or 10%, and $500,000, or 5%, respectively, in 1998 compared to 1997. Domestically, TV Guide Channel subscriber counts increased by 2.5 million, or 5%, to 50.0 million during 1998 and subscribers receiving Sneak Prevue decreased by 400,000, or 1%, to 35.0 million. The increase in revenues in 1997 of $13.3 million, or 27%, over those in 1996 was due to increased national advertising revenues resulting from higher rates and expanded airtime combined with increases in domestic service fee revenues. Advertising revenues increased by $8.0 million, or 35%, in 1997 over those in 1996. Domestic service fee revenues attributable to TV Guide Channel and Sneak Prevue increased by $3.0 million, or 18%, and $1.8 million, or 26%, respectively, in 1997 compared to 1996. TV Guide Channel subscriber counts increased by 3.4 million, or 8%, during 1997 and subscribers receiving Sneak Prevue increased during 1997 by 1.2 million, or 3%, primarily due to the formation of Sneak Prevue LLC.

     Operating expenses, excluding depreciation and amortization, were $53.6 million in 1998, compared to $40.5 million and $33.7 million in 1997 and 1996, respectively. The increase in operating expenses, before depreciation and amortization, of $13.0 million, or 32%, in 1998 was due to the addition of new personnel required to support TV Guide Networks growth, the continued roll-out of TV Guide Interactive, increased legal fees related to litigation and patent filings and costs associated with TV Guide Channel's new format under the TV Guide brand. The increase in operating expenses, before depreciation and amortization, of $6.9 million, or 20%, in 1997 as compared to the previous year was due to the addition of new personnel required to support increased sales volumes and data collection, the roll-out of TV Guide Interactive and costs associated with TV Guide Channel's new format.

     Depreciation and amortization in 1998 was $9.5 million, an increase of $1.0 million, or 11%, over that in 1997. Depreciation and amortization in 1997 increased $1.0 million, or 13%, over that in 1996. The increase in depreciation and amortization in both 1998 and 1997 over the prior years' was a result of the acquisition of additional assets, including customer control units necessary to support the various TV Guide products and assets to support additional personnel.

Superstar

     The following table sets forth certain financial information for Superstar for the years ended December 31, 1998, 1997 and 1996:

                                        Year ended December 31,
                              1998    Change    1997     Change   1996
                              ----    ------    ----     ------   ----
                                            (In thousands)

     Revenues               $426,586   22%    $350,490     7%  $327,817
     Operating expenses      358,317   19%     301,209     2%   295,859
     Depreciation and
       amortization           10,268  220%       3,208    32%     2,422
                            --------          --------         --------
     Operating income       $ 58,001   26%    $ 46,073    56%  $ 29,536
                            ========          ========         ========

     Operating margin
       percentage              14%               13%               9%


      Revenues generated by Superstar during 1998 were $426.6 million, compared to $350.5 million in 1997 and $327.8 million in 1996. The increase in revenues in 1998 of $76.1 million, or 22%, over those in 1997 was largely due to $89.5 million of additional revenues attributable to the retail operations of Turner Vision, which were acquired by SNG effective February 1, 1998, partially offset by a decline in commission revenues from acting as a service agent in the direct broadcast satellite market of $9.3 million. The contracts governing the commissions earned as a service agent in the direct broadcast satellite market expired in 1997; however, Superstar will continue to earn a declining level of commissions, generally through July 2000, on subscribers previously interfaced through Superstar. The net increase in retail subscribers in 1998 was approximately 263,000, increasing total subscribers as of December 31, 1998 to 1.2 million. The net increase was the result of subscribers contributed by Turner Vision of 309,000, offset by a decrease in subscribers resulting from the declining market. The industry decreased 9% to 1.9 million subscribers during the same period. Average revenue per retail subscriber decreased during 1998 as a result of a change in package mix associated with the Turner Vision combination. The increase in revenues in 1997 of $22.7 million, or 7%, over those in 1996 was primarily due to $13.3 million of additional revenues attributable to the retail operations of Netlink, which, for accounting purposes, were combined with those of Superstar's retail operations on January 25, 1996, as well as growth in commission income earned as a service agent for program suppliers in the direct broadcast satellite market of $2.0 million. Retail subscribers purchasing programming directly from SNG decreased during 1997 by approximately 69,000, or 7%, to 892,000 while the industry decreased 7% to 2.1 million subscribers during the same period.

     Operating expenses, excluding depreciation and amortization, were $358.3 million in 1998, compared to $301.2 million and $295.9 million in 1997 and 1996, respectively. The increase in operating expenses, before depreciation and amortization, of $57.1 million, or 19%, in 1998 as compared to the previous year was due primarily to the addition of Turner Vision's retail business, which contributed $77.8 million of the operating expense increase, partially offset by a $20.7 million reduction in operating expenses primarily due to programming fee savings resulting from renegotiated programming contracts, Superstar's direct broadcast satellite service agreement terminations, and reductions in commissions paid to dealers. The increase in operating expenses, excluding depreciation and amortization, of $5.3 million, or 2%, in 1997 as compared to the previous year was due to the addition of Netlink's retail business, which contributed $9.2 million of the operating expense increase, partially offset by a $3.9 million reduction in operating expenses due to greater operating efficiencies as a result of the synergies realized in SNG and a reduction in commission expense as a result of the termination of Superstar's service agent agreements with two program suppliers in the direct broadcast satellite market.

     Depreciation and amortization was $10.3 million in 1998, compared to $3.2 million and $2.4 million in 1997 and 1996, respectively. The increase in depreciation and amortization of $7.1 million, or 220%, was primarily the result of $6.7 million of goodwill amortization associated with the Turner Vision acquisition. The increase in depreciation and amortization in 1997 of $786,000, or 32%, was primarily the result of additional data processing equipment and office furniture purchases necessitated by the increase in subscribers and employees.

UVTV

     The following table sets forth certain financial information for UVTV for the years ended December 31, 1998, 1997 and 1996:

                                     Year ended December 31,
                             1998    Change   1997     Change  1996
                             ----    ------   ----     ------  ----
                                         (In thousands)


     Revenues               $84,741   14%    $74,614    10 %  $67,894
     Operating expenses      40,460   31%     30,825     5 %   29,313
     Depreciation and
       amortization           2,720    5%      2,588    (2)%    2,650
                            -------          -------          -------
     Operating income       $41,561    1%    $41,201    15 %  $35,931
                            =======          =======          =======

     Operating margin
       percentage             49%              55%              53%


     UVTV's revenues for 1998 were $84.7 million, compared to $74.6 million in 1997 and $67.9 million in 1996. The increase in revenues in 1998 of $10.1 million, or 14%, from those in 1997 was largely attributable to UVTV/WGN cable subscriber growth and cable rate increases coupled with an increase in SMATV revenue of $2.8 million due to higher rates and subscribers. In addition, C-Band rates increased as necessitated by the increase in copyright fees from $.14 or $.175 to $.27, effective January 1, 1998. UVTV/WGN subscriber counts increased by 5.0 million, or 12%, during 1998. The increase in 1997 revenues of $6.7 million, or 10%, from those in 1996 was largely attributable to the SNG price increases described above and an increase in SMATV rates and subscribers, coupled with an increase in subscribers for other UVTV services. UVTV/WGN, UVTV/WPIX and UVTV/KTLA subscriber counts increased 1.2 million, or 3%, 667,000, or 23%, and 747,000, or 34%, respectively, during 1997. The increase in UVTV/WGN subscribers during 1997 is net of the approximate 4.5 million reduction in subscribers that resulted on January 1, 1997 when TCI discontinued UVTV/WGN from certain of its fully owned systems then carrying the superstation. The positive impact on revenues from increased subscribers in 1998 and 1997 was partially offset by the consolidation of multiple system operators, which negatively impacted the pricing of UVTV's services to certain cable systems, a trend which may continue in future years.

     Operating expenses, excluding depreciation and amortization, were $40.5 million in 1998, compared to $30.8 million and $29.3 million in 1997 and 1996, respectively. The increase in operating expenses, excluding depreciation and amortization of $9.6 million, or 31%, from 1997 to 1998 was due primarily to the increase in C-band copyright fees discussed above coupled with increased SMATV programming costs directly related to the increase in SMATV revenue. Expenses increased $1.5 million, or 5%, from 1996 to 1997 as a result of increased SMATV programming costs directly related to the increase in SMATV revenue, partially offset by decreased compensation related to decreased headcount.

     Depreciation and amortization in 1998 was $2.7 million, relatively unchanged from 1997 and 1996 levels.

OTHER

SSDS

     SSDS's revenues for 1998 were $41.0 million, a $1.2 million decrease, or 3%, compared to the prior year. Information technology consulting revenue decreased by $4.2 million due to a decrease in billable hours. The decrease was partially offset by an increase in Knowledge Workers revenue of $3.1 million due to new projects in 1998. 1997 revenue was $42.1 million, compared to $36.2 million in 1996. The increase in revenues of $6.0 million, or 17%, compared to 1996 was primarily attributable to the commercial and public sector business, which experienced a combined increase of 45%, offset by the defense business realizing a decrease of 8% from the prior year. The increase in the commercial sector, which comprised the majority of the increase, is a result of SSDS's efforts to focus on higher margin business opportunities.

     Operating expenses, before depreciation and amortization, decreased $2.5 million, or 6%, from 1997. The decrease in operating expense was due to lower personnel costs and lower selling, general and administrative expense. Operating expenses, before depreciation and amortization, increased in 1997 by $2.0 million, or 5%, over 1996 primarily due to an increase in expenses related to direct contract payroll costs associated with increased revenue, partially offset by lower selling, general and administrative expense.

     Depreciation and amortization increased in 1998 by $274,000, or 9%, and in 1997 by $398,000, or 15%, over the prior years' results. The increase in both periods was the result of office expansions and infrastructure equipment purchased during 1997 to support the increase in technical personnel.

SpaceCom

     Revenues generated by SpaceCom during 1998 were $16.5 million, compared to $17.7 million in 1997 and $15.6 million in 1996. SpaceCom's average occupancy as of December 31, 1998 was 69%, which compares to 72% on December 31, 1997 and 70% on December 31, 1996. The reduction in occupancy in 1998 is principally due to one of its paging customers migrating away from SpaceCom's services.

     Operating expenses, excluding depreciation and amortization, were $13.0 million in 1998, compared to $12.7 million and $12.4 million in 1997 and 1996, respectively. The increase in operating expenses, before depreciation and amortization, of $260,000, or 2%, in 1998 over 1997 resulted primarily from increased transmission expenses due to the Galaxy IV failure, partially offset by general and administrative efficiencies. The increase in operating expenses, before depreciation and amortization, of $349,000, or 3%, in 1997 over 1996 is attributable to increased transmission expense.

     Depreciation and amortization in 1998 was $1.6 million, a $154,000 increase over 1997 due to depreciation on the $1.2 million expansion at the Chicago International Teleport. Depreciation and amortization in 1997 was $1.4 million, relatively unchanged from 1996.

Liquidity and Capital Resources

     Cash provided by operations continues to be the Company's primary source of funds to finance operating needs, capital expenditures and investments. In 1998, net cash flows from operating activities were $95.4 million, reflecting the continued growth of the Company's after-tax earnings. This cash, plus existing cash resources and proceeds from the exercise of stock options of $1.2 million and net sales and maturities of marketable securities of $115.8 million, were used to fund the Company's investments and acquisitions of $42.1 million, capital expenditures of $11.1 million, net reduction in the Company's capitalized lease obligations, note payable and long term debt of $9.7 million and repurchase of common stock of $18.8 million during 1998.

     At December 31, 1998, the Company's cash, cash equivalents and marketable securities aggregated $161.4 million, an increase of $16.6 million over that as of December 31, 1997. The above total includes $57.5 million of cash and cash equivalents held by SNG, in which the Company had an approximate 80% ownership interest as of December 31, 1998. As of December 31, 1998, approximately $5.8 million of such securities had maturities greater than 90 days and were classified as available-for-sale marketable securities. The Company's policy pertaining to the temporary investment of cash available for operations currently prohibits exposure to interest rate fluctuations for periods in excess of 18 months.

     SSDS has a revolving credit facility with a bank which provides for borrowings up to the lesser of 80% of billed trade receivables of SSDS outstanding less than 90 days, subject to certain conditions, or $5.0 million which expires April 30, 1999. Borrowings under this credit facility bear interest at the bank's stated prime rate plus a margin. Outstanding borrowings under the credit facility as of December 31, 1998 were $1.7 million.

     The Company collects annually, in advance, a majority of its SNG subscription fees and certain of its UVTV superstation and TV Guide Networks' revenues. As of December 31, 1998, the unearned portion of all prepayments totaled $109.9 million, of which approximately $100.5 million, or 91%, was attributable to SNG. Aggregate unearned prepayments increased by $18.0 million during the year ended December 31, 1998, substantially all of which was attributable to the customer prepayments associated with SNG's operations. The Company's liability is limited to a refund of unearned prepayments in the event that the Company is unable to provide service. No material refunds have been paid to date.

     Under the terms of the capital leases for two satellite transponders placed in service by UVTV and TV Guide Networks in 1992, the Company was obligated for net minimum lease payments aggregating $16.8 million as of December 31, 1998, a reduction of $3.5 million, or 17%, from the obligation existing at the prior year's end. The Company expects to further reduce the lease obligation during 1999 by approximately $3.7 million. The Company also leases various other satellite transponders accounted for as operating leases.

     Capital expenditures during 1998 of $11.1 million were principally attributable to the expansion of the Company's teleport facilities, purchase of control units provided to TV Guide Network's cable television customers, data processing equipment and systems and furniture, fixtures and facilities used by the Company.

     The Board of Directors has authorized the Company to repurchase from time to time up to an aggregate of 14.0 million shares of the Company's Class A Common Stock using existing cash resources. Through December 31, 1998, approximately 2.8 million shares had been repurchased by the Company.

     The Company continues to explore opportunities to expand the market shares of its existing businesses, develop new products and acquire interests in new businesses.

TV Guide Transaction, Liberty Transaction and Related Financings

     On March 1, 1999, the Company acquired from Liberty Media Corporation, a wholly owned subsidiary of Tele-Communications, Inc., the stock of three of its subsidiaries that indirectly owned approximately 40% of SNG (bringing TVG's ownership interest in SNG to approximately 80%) and Liberty's Netlink Wholesale Division, which includes a business that provides the Denver 6 services and a separate business that sells programming packages to satellite master antenna television systems serving hotels and multi-unit dwellings (the "Liberty Transaction"). Liberty received 25,500,000 shares of TVG Class B Common Stock as consideration.

     Immediately after closing the Liberty Transaction, the Company acquired from a subsidiary of The News Corporation Limited, the stock of certain corporations (the "TV Guide Transaction") which publish TV Guide Magazine and other printed television program listings guides and distribute, through the Internet, an entertainment service known as TV Guide Online (formerly TV Guide Entertainment Network or TVGEN). A subsidiary of News Corp. received 45,006,824 shares of TVG Class A Common Stock, 74,993,176 shares of TVG Class B Common Stock and $800 million in cash as consideration. In addition, the subsidiary of News Corp. acquired 13,068,216 additional shares of TVG Class A Common Stock for approximately $129 million in cash to equalize the TVG Class A Common Stock ownership of TCI and News Corp. (the "Equity Equalization").

    Upon closing of the above transactions, the Company's name was changed to TV Guide, Inc. and Liberty and News Corp. each directly or indirectly owned approximately 44% of the issued and outstanding common stock of the Company representing approximately 98% (approximately 49% each) of the total voting power of TVG common stock.

     The $800 million cash consideration portion of the TV Guide
Transaction was funded from the following sources: net proceeds from the sale of $400 million of 8 1/8% senior subordinated notes due 2009, $185 million from bank borrowings, $129 million from the Equity
Equalization, and the remainder from existing cash balances.

     The Company entered into a $300 million six-year revolving credit facility and a $300 million 364-day revolving credit facility with a group of banks on March 1, 1999. Borrowings outstanding under the 364-day revolving credit facility convert to a five-year term loan at maturity. Borrowings under the credit facilities bear interest either at the bank's prime rate or LIBOR, both plus a margin based on a sliding scale tied to the Company's leverage ratio. For the first year of the credit facilities, the LIBOR margin is fixed at a minimum of 1.25%. The credit facilities are subject to prepayment or reduction at any time without penalty. Borrowings to consummate the TV Guide Transaction were drawn under the $300 million six-year revolving credit facility.

     The Company believes that, after giving effect to the TV Guide Transaction and the Liberty Transaction, the related financings and restrictions contained in the indenture on the activities of the Company and the restricted subsidiaries, based on the Company's current level of operations, cash and cash equivalents, marketable securities and cash generated from operations, together with expected availability under the bank credit facilities, subject to the covenants therein, will be sufficient to enable the Company to service indebtedness, make capital expenditures and meet operating costs and expenses for the foreseeable future. If and when appropriate, the Company or its affiliates may elect to incur additional indebtedness or to raise equity in the public or private markets.

     The bank credit facilities and the indenture governing the notes impose significant operating and financial restrictions on the Company. These restrictions may significantly limit or prohibit the Company from engaging in certain transactions, including the following: borrowing additional money, paying dividends or other distributions to stockholders, allowing restricted subsidiaries to guarantee other debt, limiting the ability of restricted subsidiaries to make payments to the Company and other restricted subsidiaries, creating liens on assets, selling assets, entering into transactions with affiliates, and engaging in certain mergers or consolidations. In addition, the indenture limits the Company's ability and the ability of restricted subsidiaries to make investments, but only if the credit ratings on the notes fall below certain levels. These restrictions could limit the Company's ability to obtain financing for working capital, capital expenditures, acquisitions, debt service requirements and other purposes. The restrictions may also affect the Company's ability to actively manage its businesses, including entering into joint ventures that advance the Company's strategy.

     The Company has a significant amount of indebtedness and debt service obligations. As of March 1, 1999, after closing of the TV Guide Transaction, the Company has approximately $600 million of long-term debt (including current portion) and unused borrowing capacity under bank credit facilities of approximately $400 million (subject to customary borrowing conditions). In addition, subject to restrictions contained in the bank credit facilities and the indenture governing the notes, the Company may borrow more money for working capital, capital expenditures, acquisitions and other purposes. The Company's significant indebtedness could have important consequences. For example, the Company's ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements and other purposes may be limited; a large portion of the money earned by the Company's subsidiaries must be dedicated to the payment of interest on debt and will not be available for financing operations and other business activities; the level of debt and the covenants governing such debt could limit the Company's flexibility in planning for, or reacting to, changes in the Company's business because certain financing options may be limited or prohibited; the Company's degree of leverage may be more than that of competitors, which may place the Company at a competitive disadvantage; and the Company's level of debt may make the Company more vulnerable in the event of a downturn in the Company's business or the economy in general.

     The Company's ability to meet debt service obligations and specified financial ratios and tests will depend on future performance. The Company's future performance, in turn, will be subject to general economic conditions and to financial, business and other factors affecting operations, many of which are beyond its control. In the event of a default under the bank credit facilities, the lenders could terminate their commitments and declare all amounts borrowed, together with accrued interest and other fees, to be due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events should occur, the Company may not be able to pay such amounts.

Year 2000 Matters

     The Company and the businesses acquired in the TV Guide
Transaction and the Liberty Transaction are continuing to address the year 2000 issue as described in detail below.

     In 1997, the Company began the process of identifying, evaluating and implementing changes to its computer systems, applications and certain equipment with embedded technology necessary to address the year 2000 issue. The Company has established an enterprise-wide program to prepare for the year 2000 and is utilizing both internal and external resources to identify, correct and test the systems for year 2000 compliance. The historical and estimated future costs related to the year 2000 issues have not been and are not expected to be a material cost to the Company.

     The objective of the Company's year 2000 efforts is to determine and assess the risks of the year 2000 issue and to plan and institute mitigating actions to reduce those risks to acceptable levels. The Company's standard for compliance requires that a computer system or business process be designed to be used prior to, on and after January 1, 2000. Such systems or processes must be able to operate without error in dates and date related data, including without limitation, calculating, comparing, indexing and sequencing prior to, on and after January 1, 2000.

     The year 2000 project involves a four-phase approach to determining year 2000 readiness of the Company's systems, software and equipment. Phase 1, Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 was completed in May 1999. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non-compliant equipment and systems. Phase 2 is 100% complete. Phase 3, Testing, involves testing the Company's systems, software and equipment for year 2000 readiness, or in certain cases, relying on test results provided to the Company. Phase 3 is 100% complete. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service. Phase 4 is 100% complete.

     The Company's year 2000 project team has focused on the following major areas:

     Core Computer Systems. Information technology systems account for much of the year 2000 work and include all computer systems and technology managed by the Company. The Company's core computer systems relate to editorial, fulfillment, subscriber management, billing and production functions. All core systems have been assessed, remediated where necessary, tested and implemented.

     Equipment and Facilities. An inventory of all critical office equipment and infrastructure has been completed and the Company has completed minor modifications to these systems.

     As part of the year 2000 project, the Company has contacted its significant suppliers and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their year 2000 compliance issues. To date, no significant customers or vendors have informed the Company that a material year 2000 issue exists which could have a material effect on the Company. There can be no assurance that the systems of other companies on which the Company's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company and its operations.

     The Company's failure to resolve year 2000 issues on or before December 31, 1999 could result in system failures causing disruption in routine business activities. Also, if critical systems related to the Company's services are not successfully remediated, the Company could face claims of breach of contract from customers, certain programming providers and from other businesses that rely on the Company's programming services. Additionally, failure of third parties upon whom the Company relies to timely remediate their year 2000 issues could result in disruption in the Company's daily operations and core services. While the Company believes the year 2000 project will adequately address the internal year 2000 issues, the overall risks associated with the year 2000 issue remain difficult to accurately describe and quantify until the Company obtains additional information regarding the remediation activities of its third party suppliers and customers. There can be no assurance that the year 2000 issue will not have a material adverse effect on the Company and its operations.

     The Company has completed contingency plans on all critical processes to minimize the impact of any year 2000 related interruption.

     The Company's capital spending plan provides for technology investments in the periods prior to December 31, 1999, for systems which would be operational after December 31, 1999. As a result of its assessment and capital planning, no acceleration of material planned system replacements were made due to year 2000 issues.

Cautionary Statement

     This report contains certain "forward-looking statements" within the meaning of federal securities laws about the Company's financial condition, results of operations and business. Such forward-looking statements may include, among other things, statements concerning: future acquisitions, changes in net revenues from the Company's businesses, the impact of governmental regulations, competitive conditions in industries in which the Company does business, liquidity and future capital expenditures, Year 2000 matters, the outcome of certain litigation, alternative sources of supplies and services needed by the Company and developments in the Company's interactive guide businesses. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements. The most important factors that could prevent the Company from achieving our stated goals include, but are not limited to, the following:

  -- continued declines in circulation and operating profits for TV
       Guide Magazine,
  -- changes in the regulation of the cable television and/or satellite industries adverse to the Company's services, -- loss of the cable and/or satellite compulsory licenses provided by federal law,
  -- the willingness of cable and satellite television systems to acquire and install new equipment that will allow us effectively to market our interactive technology,
  -- increased price and service competition within the industry, -- our ability to keep pace with technological developments to protect the Company's intellectual property rights, and defend against claims by others asserting infringement of their intellectual property rights,
  -- a reduction in demand for advertising and competition from other media companies for audience and advertising revenues, -- changes in paper prices or postal rates and -- operating and financial risks related to integrating the TV Guide businesses and other acquired businesses.

     Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue. The Company undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Financial Statements

     The following consolidated financial statements of TV Guide, Inc. (formerly United Video Satellite Group, Inc.), included in this Current Report on Form 8-K, give retroactive effect to (a) the March 1, 1999 Liberty Transaction, which has been accounted for as a combination of entities under common control, similar to a pooling of interests, as described in Note 2 to the consolidated financial statements and (b) a two-for-one split of the Company's common stock on December 17, 1999.


                    REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
TV Guide, Inc.:



     We have audited the accompanying consolidated balance sheets of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                             KPMG LLP


Tulsa, Oklahoma
March 1, 1999
  (Except for the last paragraph of Note 11, as to which the date is December 17, 1999).

                    REPORT OF INDEPENDENT AUDITORS




The Board of Directors and Stockholders
TV Guide, Inc.:



     We have audited the accompanying consolidated statements of income, changes in stockholders' equity, and cash flows of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) for the year ended December 31, 1996. Our audit also included the related financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. We did not audit the financial statements of the businesses described in Note 2 and referred to as the Liberty Transaction, which statements reflect revenues constituting approximately 10% of the related consolidated financial statement total and which reflect net income constituting approximately 35% of the related consolidated financial statement total for the year ended December 31, 1996. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for the Liberty Transaction, is based solely on the reports of the other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) for the year ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                ERNST & YOUNG LLP


Tulsa, Oklahoma
February 10, 1997
  (Except for the Liberty Transaction described in Note 2, as to which date is March 29, 1999).

                     REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Liberty Media Corporation:



     We have audited the combined statements of operations and combined equity and cash flows of the Netlink Wholesale Division (as defined in Note 1 to the combined financial statements) for the year ended
December 31, 1996 (not presented separately herein). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Netlink Wholesale Division for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        KPMG LLP


Denver, Colorado
February 15, 1999

                    REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Liberty Media Corporation:



     We have audited the statements of operations and accumulated deficit and cash flows of the Netlink USA, Retail Division (an operating division of Netlink USA, an indirect wholly owned partnership of Liberty Media Corporation) for the period from January 25, 1996 to March 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Netlink USA, Retail Division for the period from January 25, 1996 to March 31, 1996, in conformity with generally accepted accounting principles.



                                        KPMG LLP


Denver, Colorado
March 22, 1999

                            TV GUIDE, INC.
             (formerly United Video Satellite Group, Inc.)
                       CONSOLIDATED BALANCE SHEETS
           (In thousands, except share and per share amounts)

                                                   December 31,
                                               1998           1997
                                               ----           ----

ASSETS
Current assets:
  Cash and cash equivalents                  $155,644       $ 32,556
  Marketable securities, at fair value          5,804        112,334
  Accounts receivable, net of allowance
    for doubtful accounts of $2,917 and
    $2,965 at December 31, 1998 and 1997,
    respectively                               64,632         58,851
  Prepaid expenses and other                    6,168         10,402
  Deferred tax asset                            1,811          2,123
                                             --------       --------
Total current assets                          234,059        216,266


Property, plant and equipment, at cost,
  net of accumulated depreciation and
  amortization                                 45,762         51,681
Intangible assets, net of accumulated
  amortization of $18,931 in 1998 and
  $8,317 in 1997                              113,523         32,265
Deferred tax asset                                 --            204
Other assets, net of accumulated
  amortization of $42 in 1998 and
  $33 in 1997                                  19,162          2,726
                                             --------       --------
   Total assets                              $412,506       $303,142
                                             ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                           $  5,655       $  6,103
  Accrued liabilities                          57,365         52,153
  Note payable and current portion of
    capital lease obligations
    and long-term debt                          5,463         10,957
  Customer prepayments                        109,929         91,929
                                             --------       --------
Total current liabilities                     178,412        161,142

Deferred compensation                             367            871
Deferred tax liability                         17,280             --
Capital lease obligations and
  long-term debt                               13,007         17,207
Minority interest                               3,596          3,141

Stockholders' equity:
  Preferred stock, $.01 par value;
    2,000,000 shares authorized,
    no shares outstanding                          --             --
  Class A common stock, $.01 par value;
    shares authorized: 650,000,000; shares
    outstanding: 95,787,376 in 1998 and
    48,840,240 in 1997                            479            244
  Class B common stock, $.01 par value;
    shares authorized: 300,000,000; shares
    outstanding: 74,993,176 in 1998 and
    37,496,588 in 1997                            375            187
  Additional paid-in capital                   22,191         39,049
  Accumulated other comprehensive
    loss, net of tax                              (54)           (13)
  Retained earnings                           176,853         81,314
                                             --------       --------
Total stockholders' equity                    199,844        120,781
                                             --------       --------
Total liabilities and stockholders' equity   $412,506       $303,142
                                             ========       ========


                 Restated for pooling of interests.


                        See accompanying notes.

                             TV GUIDE, INC.
              (formerly United Video Satellite Group, Inc.)
                   CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share amounts)

                                           Year Ended December 31,
                                        1998       1997        1996
                                        ----       ----        ----
Revenues:
  Satellite services                  $540,632   $457,975    $426,236
  Advertising sales                     40,349     30,828      22,774
  Systems integration
    services                            40,959     41,617      35,703
                                      --------   --------    --------
                                       621,940    530,420     484,713
Operating expenses:
  Programming and
    delivery                           330,904    266,119     254,531
  Selling, general
    and administrative                 154,190    144,325     144,086
  Depreciation                          13,961     12,316      10,284
  Amortization                          14,266      6,534       6,448
                                      --------   --------    --------
                                       513,321    429,294     415,349
                                      --------   --------    --------
Operating income                       108,619    101,126      69,364

Gain on issuance of equity
  by subsidiary                         37,898         --          --
Interest income                          6,346      5,882       3,401
Interest expense                        (1,629)    (2,122)     (2,024)
Other income                            11,607        431         551
Other expense                           (1,423)       (71)       (255)
                                      --------   --------    --------
Income before income taxes
  and minority interest                161,418    105,246      71,037
Provision for income taxes             (58,977)   (38,438)    (25,792)
Minority interest
  in earnings                             (382)       627       1,057
                                      --------   --------    --------
Net income                            $102,059   $ 67,435    $ 46,302
                                      ========   ========    ========

Earnings per share:
  Basic                               $   0.59   $   0.39    $   0.28
  Diluted                                 0.59       0.39        0.27


                  Restated for pooling of interests.

                        See accompanying notes.


                              TV GUIDE, INC.
              (formerly United Video Satellite Group, Inc.)
                       CONSOLIDATED STATEMENTS OF
                    CHANGES IN STOCKHOLDERS' EQUITY
                   (In thousands, except share amounts)

                                                                  Accumulated
                                                     Notes        Other
                     Class A   Class B   Additional  Receivable   Comprehen-
                     Common    Common    Paid-In     From         sive Income Retained
                     Stock     Stock     Capital     Stockholders (Loss)      Earnings  Total


Balance at January
1, 1996              $ 55      $124      $29,507     $ (472)      $(110)      $ 39,989  $ 69,093
 Comprehensive
  income, net of
  tax:
   Net income          --        --           --         --          --         46,302    46,302
   Change in
    unrealized
    appreciation
    (depreciation)
    on available
    for sale
    securites:
     Unrealized
      holdings gain
      net of
      reclassi-
      fication
      adjustments
      (net of income
      taxes of $159)   --        --           --         --         271            --        271
                                                                                        --------
         Total
          comprehen-
           sive
           income                                                                         46,573

 Conversion of
  Class B stock
  to Class A stock
  (6,186,647
  shares)              62       (62)          --         --           --            --        --
 Two-for-one split
  (11,719,465
  Class A shares
  and 6,186,647
  Class B shares)     117        62         (179)        --           --            --        --
 Exercise of stock
  options, net of
  stock tendered
  (403,356 Class
  A shares)             4        --        3,212         --           --            --     3,216
 Tax benefit from
  exercise of
  nonqualified
  stock options        --        --        1,187         --           --            --     1,187
 Stockholder loans     --        --           --        (37)          --            --       (37)
 Noncash stock
  compensation         --        --        1,061         --           --            --     1,061
 Issuance of shares
  to Liberty           --        63          (63)        --           --            --        --
 Net liabilities
  contributed by
  Liberty              --        --           --         --           --       (39,936)  (39,936)
 Distributions to
  Liberty              --        --           --         --           --       (10,298)  (10,298)
                     ----      ----      -------     ------       ------      --------  --------

Balance at December
31, 1996              238       187       34,725      (509)          161        36,057    70,859
 Comprehensive
  income, net of
  tax:
   Net income          --        --           --        --            --        67,435    67,435
   Change in
    unrealized
    appreciation
    (depreciation)
    on available
    for sale
    securities:
     Unrealized
      holdings loss
      net of
      reclassi-
      fication
      adjustments
      (net of income
      taxes of $102)   --        --           --        --          (174)           --      (174)
                                                                                        --------
         Total
          comprehen-
           sive
           income                                                                         67,261
 Exercise of
  stock options,
  net of stock
  tendered
  (701,829 Class
  A shares)             7        --        2,601        --            --            --     2,608
 Repurchase and
  retirement of
  stock (123,995
  Class A shares)      (1)       --       (2,076)       --            --            --    (2,077)
 Tax benefit from
  exercise of non-
  qualified stock
  options              --        --        3,799        --            --            --     3,799
 Payments received
  on stockholders'
  notes                --        --           --       509            --            --       509
 Distributions to
  Liberty              --        --           --        --            --       (22,178)  (22,178)
                     ----      ----      -------     -----        ------      --------  --------
Balance at December
31, 1997              244       187       39,049        --          (13)        81,314   120,781
 Comprehensive
  income, net of
  tax:
   Net income            --      --           --        --            --       102,059   102,059
   Change in
    unrealized
    appreciation
    (depreciation)
    on available
    for sale
    securities:
     Unrealized
      holdings loss,
      net of
      reclassi-
      fication
      adjustments
      (net of income
      taxes of $24)      --      --           --        --           (41)           --       (41)
                                                                                        --------
         Total
          comprehen-
           sive
           income                                                                        102,018

  Two-for-one split
   (24,224,833
   Class A shares
   and 18,748,294
   Class B shares)       242    188         (430)       --            --            --        --
  Exercise of
    stock options,
    net of stock
    tendered
    (133,220 Class
    A shares)              1     --        1,222        --            --            --     1,223
  Repurchase and
    retirement of
    stock (887,800
    Class A
    shares)               (8)    --      (18,775)       --            --            --   (18,783)
  Tax benefit from
    exercise of non-
    qualified stock
    options              --      --          362        --            --            --       362
  Non-cash stock
    compensation         --      --          763        --            --            --       763
  Distributions
    to Liberty           --      --           --        --            --        (6,520)   (6,520)
                     ------    ----      -------     -----        ------      --------  --------
Balance at December
31, 1998             $  479    $375      $22,191     $  --        $  (54)     $176,853  $199,844
                     ======    ====      =======     =====        ======      ========  ========


                   Restated for pooling of interests.

                          See accompanying notes.

                            TV GUIDE, INC.
              (formerly United Video Satellite Group, Inc.)
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (In thousands)

                                           Year Ended December 31,
                                         1998       1997        1996
                                         ----       ----        ----
Operating activities:
Net income                            $102,059   $ 67,435    $ 46,302
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Gain on issuance of equity by
      subsidiary                       (37,898)        --          --
    Depreciation and amortization       28,227     18,850      16,732
    Minority interest in earnings          382       (627)     (1,057)
    Deferred income taxes               17,830      2,169      (1,365)
    Amortization of bond premiums        1,019        937         650
    (Gain)loss on asset dispositions   (10,890)      (132)        123
    Other                                  663        463       1,480
    Changes in operating assets and
      liabilities:
        Accounts receivable                674    (10,626)     (5,761)
        Prepaid expenses and other       2,043      1,013      (3,025)
        Accounts payable                (1,517)      (424)        (62)
        Accrued liabilities             (1,954)     6,924      10,031
        Customer prepayments            (4,749)    (4,691)       (457)
        Other                             (504)      (427)     (2,791)
                                       -------    -------    --------

Net cash provided by operating
  activities                            95,385     80,864      60,800

Investing activities:
  Capital expenditures                 (11,115)   (10,250)    (14,484)
  Investments and acquisitions         (42,102)      (130)       (106)
  Purchases of marketable securities   (74,360)   (91,666)    (47,065)
  Sales of marketable securities       116,347      3,659          --
  Maturities of marketable securities   73,822     33,041      20,482
  Other                                   (857)    (1,588)     (1,023)
                                     ---------   --------    --------
Net cash provided by (used in)
  investing activities                  61,735    (66,934)    (42,196)

Financing activities:
  Repayment of note payable and
    long-term debt                      (6,201)    (7,261)        (14)
  Note payable borrowings                   --      7,446       7,245
  Repayment of capital lease
    obligations                         (3,493)    (3,258)     (3,039)
  Issuance of common stock               1,223      2,608       3,216
  Repurchase of common stock           (18,783)    (2,077)         --
  Distributions to Liberty              (6,520)   (22,178)    (10,298)
  Other                                   (258)       436      (1,298)
                                      --------   --------    --------
  Net cash (used in)
    financing activities               (34,032)   (24,284)     (4,188)
                                      --------   --------    --------
Net increase (decrease) in
  cash and cash equivalents            123,088    (10,354)     14,416
Cash and cash equivalents at
  beginning of year                     32,556     42,910      28,494
                                      --------   --------    --------
Cash and cash equivalents
  at end of year                      $155,644   $ 32,556    $ 42,910
                                      ========   ========    ========


                    Restated for pooling of interests.

                         See accompanying notes.

                            TV GUIDE, INC.
            (formerly United Video Satellite Group, Inc.)
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   General

     The Company

     TV Guide, Inc. ("TVG" or the "Company")(formerly United Video Satellite Group, Inc., See Note 16) provides satellite-delivered video, audio, data and program promotion services to cable television systems, direct-to-home satellite dish users, radio stations and private network users primarily throughout North America, and software development and system integration services to commercial entities, the federal government and defense related agencies in locations throughout the United States. The majority of the Company's operating income is earned through the sale of home satellite dish services and satellite distribution of video and program promotion services.

     Merger

     On January 25, 1996, the stockholders of TVG adopted the Agreement and Plan of Merger dated as of July 10, 1995, as amended (the "Merger Agreement"), among TVG, Tele-Communications, Inc. ("TCI") and TCI Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub was merged into TVG, with TVG as the surviving corporation (the "Merger"). The Merger was consummated later that same day.

     Pursuant to the terms of the Merger Agreement, holders of Class A Common Stock of TVG (other than the then controlling stockholder) had the right to elect to have up to half of their shares of Class A Common Stock converted into "Merger Consideration" consisting of one share of TCI's Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share and one share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share. A total of 44,461,568 shares of Class A Common Stock were held by stockholders who had the right to convert up to half of their shares into Merger Consideration, and a total of 8,581,864 shares were so converted.

     In connection with the Merger, TVG's then controlling stockholder converted 49,493,176 of the shares of Class B Common Stock of TVG held by him into shares of TVG Class A Common Stock. Pursuant to the terms of the Merger Agreement, the remaining 49,493,176 shares of Class B Common Stock retained by TVG's controlling stockholder were converted into Merger Consideration.

     As a consequence of the foregoing transactions, TCI acquired 49,493,176 shares of TVG Class B Common Stock and 8,581,864 shares of TVG Class A Common Stock, together representing approximately 40% of the issued and outstanding common stock of TVG and approximately 86% of the total voting power of TVG common stock immediately after the Merger, resulting in TVG becoming a majority-controlled subsidiary of TCI.

     On January 12, 1998, TCI acquired the remaining 49,493,176 shares of TVG Series A Common Stock held by TVG's former controlling stockholder, increasing TCI's equity ownership interest to approximately 73% and its voting power to approximately 93%. (See Note
16).

2.   Significant Accounting Policies


     Basis of Presentation and Liberty Transaction

     On March 1, 1999, the Company issued to Liberty Media Corporation ("Liberty") 25,500,000 shares of Class B Common Stock in exchange for all outstanding shares of each of three subsidiaries of Liberty that together own approximately 40% of SNG (bringing the Company's ownership to 80%), the Denver 6 business that provides satellite-transmitted programming services known as the "Denver 6" and a business that sells programming packages to SMATV systems that serve hotels and multi-unit dwellings (the "Liberty Transaction"). This transaction has been accounted for as a combination of entities under common control, similar to a pooling of interests, from January 25, 1996, the date TVG and the Liberty businesses were first under common control.

     The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below.

                                           Year Ended December 31,
                                         1998       1997        1996
                                         ----       ----        ----

Net Revenues:
  TV Guide, Inc.                       $598,420   $507,598   $437,168
  Liberty businesses                     39,777     33,683     55,883
  Eliminations                          (16,257)   (10,861)    (8,338)
                                       --------   --------   --------
Combined                               $621,940   $530,420   $484,713
                                       ========   ========   ========


Net Income:
  TV Guide, Inc.                       $ 64,777   $ 45,760   $ 30,084
  Liberty businesses                     37,282     21,675     16,218
                                       --------   --------   --------
Combined                               $102,059   $ 67,435   $ 46,302
                                       ========   ========   ========

     Prior to the combination, Liberty recorded revenues associated with sales of programming to TVG. Furthermore, TVG recorded programming fee expense associated with the purchase of programming from Liberty. In recording the pooling-of-interests combination, eliminations have been made to these consolidated financial statements for revenues and programming and delivery expense of $16.3 million, $10.9 million and $8.3 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     Prior to the combination, TVG recognized Liberty's interest in Superstar/Netlink Group LLC ("SNG") as a minority interest, and included SNG's deficit minority interest as a reduction of TVG's stockholders' equity. In recording the pooling-of-interests combination, Liberty's equity interest in SNG's results of operations (including its portion of the 1998 gain recognized as a result of the Turner Vision transaction (See Note 3)), is included in the caption "Liberty businesses" above. Accordingly, in recording the pooling-of-interests combination, minority interest accounts previously recognized in the TVG consolidated financial statements for Liberty's interest in SNG have been eliminated.

     Accounts payable/receivable between TVG and Liberty of $1.2 million and $916,000 have been eliminated in the consolidated financial statements as of December 31, 1998 and 1997, respectively.

     There were no other significant transactions between TVG and Liberty prior to the combination.

     These financial statements present the consolidated financial position, results of operations and cash flows of TVG and its subsidiaries. All significant intercompany balances and transactions have been eliminated. These consolidated financial statements give retroactive effect to the Liberty Transaction, which has been accounted for as a combination of entities under common control, similar to a pooling of interests, from January 25, 1996, the date common control was established, to December 31, 1998.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Marketable Securities

     The Company invests the majority of its cash produced by operating activities in municipal debt securities and equities which are classified as cash and cash equivalents or marketable securities, based on maturity dates when acquired. These investments are diversified among high credit quality issues in accordance with the Company's investment policy. Management determines the appropriate classification of its marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable securities which the Company may not hold to maturity are classified as available-for-sale. Securities available-for-sale are carried at fair market value with the unrealized gains and losses, net of tax, reported as accumulated other comprehensive income or loss. At December 31, 1998 and 1997, the Company classified all of its marketable securities as available-for-sale.

     The amortized cost of the Company's municipal debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization or accretion is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in other income. The cost of the municipal debt securities sold is based on the specific identification method.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Additions and improvements that extend the useful lives of assets are capitalized. Other expenditures for repairs and maintenance are charged to expense as incurred.

     Depreciation and Amortization

     Depreciation and amortization of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of the assets as follows:

          Leased transponders                     9-12 years
          Building                               10-32 years
          Building improvements                   5-10 years
          Electronic equipment                    3- 5 years
          Equipment and other                     3-15 years

     Intangible assets are being amortized on a straight-line basis over 5-30 years. (See Notes 3 and 6).

     Revenue Recognition on Satellite Services

     The Company recognizes revenue on the accrual basis in the month the service is provided. Payments received in advance for subscription services are deferred until the month earned, at which time income is recognized. The Company's liability is limited to the unearned prepayments in the event that the Company is unable to provide service.

     Revenue Recognition on Advertising

     The Company recognizes advertising revenue when the related advertisement is aired.


     Revenue Recognition on Systems Integration Services

     Revenues and profits on systems integration services are determined based on progress to completion measured generally either by incurred billable hours and costs at contract rates or on the percentage-of-completion method by comparing actual costs incurred to total estimated costs expected to be incurred to complete the contract.

     Any excess of contract revenue recognized (i.e., costs incurred plus gross profit earned) over billings to date represents unbilled revenues earned and is included in accounts receivable. Any excess of billings over contract revenue recognized is deferred as advance billings and is included in accrued liabilities. At December 31, 1998 and 1997, $4.5 million and $5.5 million, respectively, of earned revenues not yet billed are included in accounts receivable. At December 31, 1998 and 1997, there were no excess billings over contract revenue earned. Estimated losses on contracts are recorded in full when a loss is anticipated.

     Subsidiary Equity Transactions

     The Company recognizes as non-operating income or loss its proportionate share of increases or decreases in the equity of its affiliates arising from equity transactions by such affiliates.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be
     Disposed Of


     The Company reviews long-lived assets and intangible assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings Per Share

     The following information reconciles the number of shares used to compute basic earnings per share to those used to compute diluted earnings per share (in thousands, except per share amounts):

                                 1998          1997           1996
                            ------------- -------------- -------------
                                Per Share      Per Share     Per Share
                                  Amount         Amount        Amount
                                  ------         ------        ------

      Net income          $102,059        $67,435       $46,302
                          ========        =======       =======

      Weighted average
        number of shares
        of common stock
        outstanding        171,916 $0.59  172,195 $0.39 167,794  $0.28
                                   =====          =====          =====

      Effect of dilutive
        securities -
        stock options        1,855          1,422         3,004
                           -------        -------       -------

      Weighted average
        number of shares
        of common stock
        and dilutive
        potential common
        shares             173,771 $0.59  173,617 $0.39 170,798  $0.27
                           ======= =====  ======= ===== =======  =====



     Credit Risk

     Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents, marketable securities and trade receivables. The Company invests its available cash in high grade municipal securities, equity securities and money market funds. Concentration of credit risk with respect to satellite services trade receivables are limited since a substantial number of the Company's customers pay in advance, providing for receipt of funds prior to service being rendered, or provide letters of credit as security. For other customers, service is generally terminated in the event payment is not received within 30 days of service. The Company generally does not require collateral from its systems integration services customers as progress billings are rendered to customers as the work is completed. Credit losses have been within management's expectations.

     Stock-based Compensation

     The Company follows the guidelines established by Accounting
Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employees' stock options.

     Related Party Transactions

     TCI and its consolidated affiliates purchase video, program promotion and guide services and subscriber management services from the Company. During the years ended December 31, 1998, 1997 and 1996, revenues earned by the Company from TCI were $27.5 million, $20.9 million and $20.7 million, respectively. Additionally, TCI purchased system integration services from the Company totaling $516,000, $1.2 million and $3.1 million during 1998, 1997 and 1996, respectively. The Company purchases programming and production services and is provided satellite transponder facilities and uplink services from TCI consolidated affiliates. These purchases totaled $28.7 million, $27.1 million and $34.0 million for the years ended December 31, 1998, 1997 and 1996, respectively (See Note 16).

     At December 31, 1998 and 1997, the Company had outstanding receivables of $7.0 million and $2.8 million, respectively, due from TCI consolidated affiliates and outstanding liabilities of $2.2 million and $2.7 million, respectively, due to TCI consolidated affiliates.

     The Company has included above transactions with TCI and all entities in which TCI has an interest greater than 50%. In addition, the Company has significant transactions with entities in which TCI owns, directly or indirectly, 50% or less, which transactions were conducted at arms-length in the ordinary course of business.

     Research and Development Costs

     Research and development costs of $7.9 million, $7.5 million and $5.4 million for the years ended December 31, 1998, 1997 and 1996, respectively, are included in selling, general and administrative expenses.

     Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("Statement") No. 130, Reporting Comprehensive Income. The Company has reclassified certain amounts in the consolidated balance sheet to conform to the requirements of Statement 130. Statement 130 requires that all items which are components of comprehensive earnings or losses be reported in a financial statement in the period in which they are recognized. The Company has included unrealized holding gains and losses for available-for-sale securities that are recorded directly in stockholders' equity in other comprehensive earnings. Pursuant to Statement 130, these items are reflected, net of related tax effects, as components of comprehensive earnings and are included in accumulated other comprehensive earnings in the Company's consolidated statements of changes in stockholders' equity.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

3.   Acquisitions

     Effective February 1, 1998, Turner Vision, Inc. ("Turner Vision") contributed its retail C-band home satellite dish business' assets, obligations and operations to SNG in return for an approximate 20% interest in SNG, reducing the Company's ownership interest in SNG to approximately 80%. The Company continues to manage SNG and SNG's operating results continue to be consolidated with those of the Company.

     The contribution was accounted for as a purchase of Turner Vision's business by SNG. Assets contributed by Turner Vision to SNG totaled $4.2 million and consisted primarily of $2.5 million of cash and $1.7 million of accounts receivable. These assets were subject to liabilities of $27.9 million, consisting primarily of $21.6 million of customer prepayments and $6.3 million of accounts payable and accrued liabilities. The purchase price of Turner Vision's business exceeded the fair value of the underlying net assets acquired by approximately $61.6 million, which amount was assigned to goodwill and is being amortized over ten years. As a result of the transaction, the Company recognized a gain of $37.9 million.

     On July 13, 1998, the Company increased its ownership interest in ODS Technologies, LP ("ODS"), a privately held interactive gaming company, to 98% by purchasing an 88% interest in ODS for approximately $28.4 million in cash. The purchase price of the Company's ownership interest in ODS exceeded the fair value of ODS's net assets acquired by approximately $28.2 million, which was assigned to patents and is being amortized over 15 years.

     The following pro forma financial information reflects the Company's results of operations for the year ended December 31, 1998 and 1997 as though the retail operations of Turner Vision and ODS had been acquired as of January 1, 1997, excluding the gain recognized by the Company as a result of the Turner Vision transaction (in thousands, unaudited):

                                             1998           1997
                                             ----           ----

     Pro forma:
       Revenues                            $630,118       $619,676
       Net income                            72,071         56,179
       Net income per share:
         Basic                             $   0.42       $   0.33
         Diluted                               0.41           0.32

4.   Marketable Securities

     The Company's marketable securities, which are all classified as available-for-sale, as of December 31 are summarized as follows (in thousands):
                                             1998
                           ----------------------------------------
                                             Gross
                                           Unrealized     Estimated
                           Unamortized       Gains          Fair
                              Cost          (Losses)        Value
                           -----------     ----------     ---------

     Municipal debt
     securities:
       Due after three
         months through
         one year           $  1,664        $   1        $  1,665
       Due after one
         year through
         three years           3,908           19           3,927
                            --------         ----        --------
                               5,572           20           5,592
     Equity securities           318         (106)            212
                            --------         ----        --------
                            $  5,890        $ (86)       $  5,804
                            ========         ====        ========


                                             1997
                           ----------------------------------------
                                             Gross
                                           Unrealized     Estimated
                           Unamortized       Gains          Fair
                              Cost          (Losses)        Value
                           -----------     ----------     ---------

     Municipal debt
     securities:
       Due after three
         months through
         one year           $ 14,661          $ (7)       $ 14,654
       Due after one year
         through three
         years                97,378           (32)         97,346
                            --------          ----        --------
                             112,039           (39)        112,000
     Equity securities           315            19             334
                            --------          ----        --------
                            $112,354          $(20)       $112,334
                            ========          ====        ========


     Fair values for available-for-sale securities are based on quoted market prices. The carrying amounts reported in the consolidated balance sheet for all other financial instruments approximate those instruments' fair values.

     In 1998 and 1997, realized gains from the sale of marketable securities were $10.4 million and $17,000, respectively which is included in "Other Income".

5.   Property, Plant and Equipment

     Property, plant and equipment as of December 31 are summarized as follows (in thousands):

                                             1998            1997
                                             ----            ----

     Leased transponders                   $ 37,959       $ 37,959
     Land                                       172            172
     Building                                 2,103          1,595
     Building improvements                    4,274          4,267
     Electronic equipment                    33,708         31,952
     Equipment and other                     49,453         42,329
                                           --------       --------
                                            127,669        118,274
     Accumulated depreciation and
       amortization                          81,907         66,593
                                           --------       --------
                                           $ 45,762       $ 51,681
                                           ========       ========

     Included in the above amounts are two transponders leased under long-term agreements that are accounted for as capital leases.
Accumulated amortization of such assets was $23.3 million and $19.6 million at December 31, 1998 and 1997, respectively.


6.   Intangible Assets

     Intangible assets as of December 31 are summarized as follows (in thousands):
                                             1998            1997
                                             ----            ----

     Goodwill                              $102,181        $38,547
     Patents                                 28,238             --
     Other                                    2,035          2,035
                                           --------        -------
                                            132,454         40,582
     Accumulated amortization               (18,931)        (8,317)
                                           --------        -------
                                           $113,523        $32,265
                                           ========        =======

7.   Income Taxes

     Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows (in thousands):

                                             1998            1997
                                             ----            ----
     Deferred tax assets:
       Bad debt expense                    $   729        $    821
       Deferred compensation                   377             616
       Compensated absences                    282             401
       Capital lease obligations               822             770
       Operating loss carryforwards          3,196           3,196
       Other                                   632             950
                                           -------          ------
           Total deferred tax assets         6,038           6,754

     Deferred tax liabilities:
       Book/tax depreciation                (4,482)         (4,172)
       Investment in Superstar/
          Netlink Group LLC                (16,652)             --
       Other                                  (373)           (255)
                                           -------          ------
           Total deferred tax
             liabilities                   (21,507)         (4,427)
                                           -------          ------
     Net deferred tax assets
       (liabilities)                      $(15,469)        $ 2,327
                                           =======          ======


     Significant components of the provision for income taxes for the years ended December 31 are as follows (in thousands):


                                       1998       1997       1996
                                       ----       ----       ----
     Current:
       Federal                       $38,353    $33,951    $25,604
       State                           2,794      2,318      1,553
                                     -------    -------    -------
                                      41,147     36,269     27,157
     Deferred:
       Federal                        16,582      1,992     (1,122)
       State                           1,248        177       (243)
                                     -------    -------    -------
                                      17,830      2,169     (1,365)
                                     -------    -------    -------
                                     $58,977    $38,438    $25,792
                                     =======    =======    =======


     The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is (in thousands):

                                       1998       1997       1996
                                       ----       ----       ----


     Tax at statutory rate (35%)     $56,496    $36,836    $24,863
     Minority interest in
       consolidated entities not
       subject to income taxes           (32)       149        114
     State taxes, net of federal
       benefit                         2,927      1,747      1,155
     Effect of municipal interest
       earned and exempt from
       federal tax                    (1,215)    (1,411)      (791)
     Non-deductible goodwill
       amortization                      780        780        836
     Other                                21        337       (385)
                                     -------    -------    -------
                                     $58,977    $38,438    $25,792
                                     =======    =======    =======

     Income taxes paid were approximately $32.9 million, $27.6 million and $22.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

8.   Credit Arrangements

     SSDS, Inc. ("SSDS") has a revolving credit facility with a bank that provides for borrowings up to the lesser of 80% of the billed trade accounts receivable outstanding less than 90 days, subject to certain conditions, or $5.0 million. Borrowings under this credit facility bear interest at the bank's stated prime rate plus a margin (8.25% at December 31, 1998). SSDS pays a commitment fee of 0.375% on the average daily unused portion of this credit facility. Outstanding borrowings under the credit facility were $1.7 million as of December 31, 1998 and are classified as current liabilities. The credit facility expires on April 30, 1999 and is secured by substantially all of SSDS's assets. This credit facility replaced the revolving credit agreement which existed at December 31, 1997. Borrowings under the previous credit facility were $7.4 million as of December 31, 1997.

     Interest paid by the Company, primarily on capital lease obligations, was $1.7 million, $2.0 million and $1.9 million for the years ended December 31, 1998, 1997 and 1996, respectively.


9.   Leases

     The Company leases operating and office premises and satellite transponders. The terms of certain of the agreements provide for an option to cancel the agreements after a period of time, subject to cancellation charges and/or meeting certain conditions. Two satellite transponders are under long-term lease arrangements that are accounted for as capital leases. The remainder of the satellite transponder leases are accounted for as operating leases.

     Future minimum lease payments under capital and noncancellable operating leases at December 31, 1998 are as follows (in thousands):

                                            Capital        Operating
                                            Leases           Leases
                                            -------        ---------
     Year ending December 31:
          1999                             $ 4,740          $17,958
          2000                               4,740           15,079
          2001                               3,400            7,504
          2002                               2,400            6,923
          2003                               2,400            6,979
          Thereafter                         2,400            7,315
                                           -------          -------
          Total future minimum lease
            payments                        20,080           61,758
     Less amount representing interest
       at 7%                                 3,328               --
     Less sublease revenues                     --            2,030
                                           -------          -------
     Net future minimum lease payments      16,752          $59,728
     Less current portion                    3,745          =======
                                           -------
                                           $13,007
                                           =======


     Rental expense under noncancellable operating leases amounted to $17.5 million (net of $1.7 million in sublease revenues), $16.0 million (net of $1.8 million in sublease revenues) and $14.5 million (net of $1.7 million in sublease revenues) for the years ended December 31, 1998, 1997 and 1996, respectively.

10.  Stock Options and Other Employee Incentive Plans and Agreements

     The Company sponsors the TV Guide, Inc. Equity Incentive Plan under which 16 million shares of TVG's Class A Common Stock are authorized to be issued in connection with the exercise of awards of stock options, stock appreciation rights and restricted stock granted under the plan. The Equity Incentive Plan provides that the price at which each share of stock covered by an option may be acquired shall in no event be less than 100% of the fair market value of the stock on the date the option is granted, except in certain limited circumstances. Additionally, the Company sponsors the TV Guide, Inc. Stock Option Plan for Non-Employee Directors under which 1 million shares of TVG's Class A Common Stock are authorized to be issued in connection with the exercise of stock options granted thereunder.

     At December 31, 1998, 12.7 million shares of Class A Common Stock of the Company were reserved for issuance under the stock option plans. The options granted under the stock option plans expire ten years from the date of grant. Options outstanding, including options issued under stock option agreements previous to the existing stock option plans, are as follows (in thousands, except exercise prices):

                                             Weighted-
                                             Average
                                             Exercise
                                  Options      Price     Exercisable
                                 ---------   --------   -------------

At January 1, 1996                 8,242      $ 2.13        2,460
  Granted                          2,552        5.55
  Exercised                       (1,630)       2.02
  Cancelled                       (1,610)       4.60
                                   -----

At December 31, 1996               7,554        2.78        4,956
  Granted                          1,832        4.27
  Exercised                       (4,177)       2.02
  Cancelled                         (504)       2.94
                                   -----

At December 31, 1997               4,705        4.02        1,416
  Granted                          1,417        8.30
  Exercised                         (509)       3.42
  Cancelled                          (72)       4.71
                                   -----
At December 31, 1998               5,541        5.16        2,310
                                   =====

     Exercise prices for options outstanding as of December 31, 1998 ranged from $2 to $8. The weighted-average remaining contractual life of those options is 7.8 years.

     The Company applies APB No. 25 and related Interpretations in accounting for its employee stock options, and not the fair-value accounting provided for under Statement No. 123, "Accounting for Stock-based Compensation". Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 4.7%, 5.7% and 6.0%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .41, .41, .38; and a weighted-average expected life of the options of 5 years. The weighted average estimated fair value of stock options granted during 1998, 1997 and 1996 was $3.58, $3.82 and $5.08, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

                                      1998       1997        1996
                                      ----       ----        ----

     Pro forma net income           $100,690   $66,735     $45,838
     Pro forma earnings per
       share:
         Basic                          0.59      0.39        0.27
         Diluted                        0.58      0.38        0.27


     Pro forma net income reflects only options granted subsequent to December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period, which is generally five years, and compensation cost for options granted prior to January 1, 1995 is not considered.

     The Company has entered into incentive compensation agreements with key management personnel. These agreements require payments upon termination or retirement based on various valuation formulas contained in the agreements. Cash payments to settle certain incentive compensation agreements aggregated $464,000, $427,000 and $2.8 million during the years ended December 31, 1998, 1997 and 1996, respectively.

     SSDS sponsors a stock option plan which authorizes the issuance of up to 700,000 shares of SSDS's common stock to key employees and directors of SSDS. At December 31, 1998, 75,922 options with an exercise price of approximately $12 and vesting over one to five year periods had been granted under the plan. If all of the outstanding SSDS options were exercised, the Company's ownership interest in SSDS would decrease to 69%. There was no compensation expense under this plan during 1998, 1997 or 1996.

     SSDS also sponsors a qualified stock purchase investment plan through which eligible participating employees may purchase shares of SSDS's common stock through payroll deduction. The plan has authorized 100,000 shares of SSDS's common stock for purchase pursuant to the plan. At December 31, 1998, 38,000 shares of SSDS's common stock had been acquired by SSDS's employees at prices approximating 85% of the fair market value of the stock. There was no compensation expense under this plan during 1998, 1997 or 1996.

11.  Common Stock

     The Class A Common Stock entitles the holder to one vote per share and the Class B Common Stock entitles the holder to ten votes per share. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. Class A Common Stock is not convertible into Class B Common Stock.

     On July 28, 1998, the stockholders of the Company approved a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock and Class B Common Stock to 650 million shares and 300 million shares, respectively.

     On August 20, 1998, the Company effected a two-for-one split of its Class A Common Stock and Class B Common Stock in the form of a stock dividend of one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class B Common Stock for each share of Class B Common Stock outstanding to holders of record on August 10, 1998.

     On December 17, 1999, the Company effected a two-for-one split of its Class A Common Stock and Class B Common Stock in the form of a stock dividend of one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class B Common Stock for each share of Class B Common Stock outstanding to holders of record on December 3, 1999. All references in the financial statements and related notes to number of shares and per share amounts have been adjusted to reflect the stock split.


12.  Employee Benefit Plans

     The Company sponsors defined contribution plans (collectively, the "Plans") which provide most of its employees with the ability to defer a percentage of their annual compensation subject to certain limitations. The Company matches 100% of the employee's deferrals up to a fixed percentage, determined annually, of the employee's annual compensation. Vesting of the Company's matching contributions begins at 20% after one full year of service and from the second through the fifth years, vesting increases by 20% each year until full vesting occurs. The Company's contributions to the Plans for the years ended December 31, 1998, 1997 and 1996 were $1.3 million, $1.3 million and $1.0 million, respectively. The Company does not provide any postretirement or postemployment benefits.

13.  Legal Proceedings

     On October 8, 1993, the Company received correspondence from StarSight Telecast, Inc. ("StarSight"), now a wholly owned subsidiary of Gemstar, bringing to the Company's attention the existence of three patents and various patent applications containing claims relating to certain functions performed by interactive television program schedule services, alleging that the Company is or may be infringing StarSight issued patents, including U.S. Patent No. 4,706,121 and then-pending Reexamination Certificate B1 4,706,121 (collectively, the "121 Patent"), and claims of its pending patent applications, and threatening the Company with enforcement litigation. On October 19, 1993, the Company filed an action in the U.S. District Court for the Northern District of Oklahoma seeking a Declaratory Judgment to the effect that the services offered by the Company do not infringe the three United States patents issued to StarSight, including the 121 Patent. On October 22, 1993, StarSight filed a separate action in the United States District Court for the Northern District of California, alleging that certain of the Company's interactive services infringe the 121 Patent. This action was dismissed by StarSight on May 25, 1994. On July 6, 1994, the Company filed an Amended Complaint seeking Declaratory Judgment that it did not infringe the three StarSight patents listed in the original Complaint as well as five other patents licensed to StarSight. On July 19, 1994, StarSight refiled its infringement claim against the Company as a counter-claim to the Company's Amended Complaint seeking damages and injunctive relief. On February 15, 1995, the Company filed an Amended and Supplemental Complaint which averred that the 121 Patent is invalid and not infringed, that the 121 Patent is unenforceable because of StarSight's inequitable conduct in obtaining the patent and its misuse of the patent, and that StarSight violated the antitrust laws. The Company also sought a Declaratory Judgment that the other two patents identified in the original complaint and the five patents licensed to StarSight are not infringed by the Company. On March 20, 1995, StarSight filed an Answer to Amended and Supplemental Complaint, reasserting its charge of infringement of the 121 Patent. In December 1995, StarSight moved to file an amended answer to assert infringement of two additional patents. The Court subsequently granted StarSight's motion, but stayed all proceedings as to those two patents. Trial of validity and inequitable conduct unenforceability of the 121 Patent, and alleged infringement by the Prevue Express product of the 121 Patent, commenced May 8, 1996. Proceedings on all issues other than liability with respect to the 121 Patent had been stayed. Over the course of the subsequent two and one-half years, the Court heard approximately 20 days of testimony, which concluded on July 7, 1998. The trial was continued at various times at the parties' request to allow the parties to assess the litigation and consider settlement possibilities. Although the parties announced a settlement as part of a business deal on January 20, 1998, it was never finalized, and no settlement was reached. The parties submitted post-trial papers in September and October 1998, and presented closing arguments to the Court on November 12, 1998. The case has been submitted to the Court and the parties are awaiting a decision on the issues of infringement and validity of the 121 Patent. Shortly before the closing argument, on November 9, 1998, StarSight moved to dismiss the case asserting that the Company had abandoned the Prevue Express product at issue in the case and that the Court therefore lacked subject matter jurisdiction over the matter. The Company opposed the motion on November 12, 1998. The Court has not yet issued a decision on that motion. On February 19, 1999 the District Court entered Partial Findings of Fact and Conclusions of Law determining that the 121 Patent is not unenforceable by reason of inequitable conduct. The Court referred the case to a Magistrate Judge to schedule a settlement conference prior to the Court entering additional findings of fact and conclusions of law with respect to the remaining issues tried. There can be no assurance that this litigation can be resolved without material adverse effect on the business prospects of the Company and its subsidiaries and the future financial position or results of the Company and its subsidiaries. The Company has not provided for any potential loss as a result of this litigation.

     On July 24, 1998, Gemstar and StarSight filed an action in the U.S. District Court for the Northern District of California asserting infringement by the Company's TV Guide Networks, Inc. subsidiary (formerly Prevue Network's, Inc.) of the 121 Patent and U.S. Patent No. 4,751,578 (the "578 patent") seeking damages and injunctive relief. The original Complaint did not specify a product accused of infringement. On September 30, 1998, Gemstar and StarSight filed an Amended Complaint adding SuperGuide Corporation ("SuperGuide") as a plaintiff, TCI as a defendant, and specifying TV Guide Interactive as the allegedly infringing product. TCI Communications, Inc. was subsequently substituted for TCI. TV Guide Networks answered the Amended Complaint on October 15, 1998, asserting the defenses of non-infringement, invalidity and estoppel with respect to both the 121 and 578 Patents, and inequitable conduct unenforceability with respect to the 121 Patent. In addition, TV Guide Networks asserted that StarSight had violated the antitrust laws. On August 7, 1998, TV Guide Networks moved to transfer this action to the U.S. District Court for the Northern District of Oklahoma. On February 2, 1999, the California Court granted TV Guide Networks motion to transfer. On December 23, 1998, Gemstar, StarSight and SuperGuide filed a motion before the Judicial Panel on Multidistrict Litigation ("JPML") to consolidate and transfer for pretrial proceedings, this action and four other patent infringement lawsuits Gemstar and its affiliated companies have pending with manufacturers of cable television set-top boxes. In their motion, Gemstar and its affiliates suggested either the Central or Northern District of California as the appropriate venue for pretrial proceedings. TV Guide Networks opposed the motion for consolidation. A hearing on the motion to consolidate and transfer took place on March 26, 1999. The JPML has not ruled on Gemstar's motion. On January 22, 1999, Gemstar, StarSight and SuperGuide filed a motion requesting a stay of the action against TV Guide Networks and TCI Communications, Inc. pending a decision by the JPML on their motion to consolidate and transfer. On February 2, 1999, the Court deemed the motion to stay to be moot in light of its decision to transfer the action on TV Guide Networks motion to the Northern District of Oklahoma. There can be no assurance that this litigation can be resolved without material adverse effect on the business prospects of the Company and its subsidiaries and the future financial position or results of the Company and its subsidiaries. The Company has not provided for any potential loss as a result of this litigation.

     The State of Illinois (the "State") has asserted that certain uplinking services performed by the Company at its Chicago teleport are subject to the State's Telecommunications Excise Tax Act. The State contends that the Company should have collected approximately $1.5 million in excise taxes from its customers during the period August 1985 through June 1994 and remitted such receipts to the State. In addition to that amount, the State has assessed penalties and interest of approximately $900,000. The Company, after consulting with outside counsel, strongly disagrees with the State's position. No provision has been made in the Company's financial statements for this contingency, nor has the Company collected from its customers and remitted their tax (which would aggregate approximately $300,000 annually) for periods subsequent to June 1994. However, pursuant to the State's Protest Money Act which stops further accrual of interest during the appeals process, the Company has paid into the Illinois Court $2.4 million, which represents the amount of the State's claim applicable to the period August 1985 through June 1994. Also pursuant to the State's Protest Money Act, the Company filed a Verified Complaint for Injunctive and Other Relief in the Cook County Chancery Court on February 28, 1995, and an Amended Verified Complaint on October 6, 1995. The Company filed a motion for summary judgment on August 29, 1996, asking the Court for summary disposition of the case. Pursuant to this motion, the Company received a partial refund of $123,000 on February 10, 1997. The remaining issues raised by the motion are still pending. If the Company's motion is not granted, it is anticipated that a trial date may be scheduled. While the Company believes that this matter will not have a material adverse effect on its business, financial position or results of operations, the ultimate resolution, which may occur within one year, could result in a loss of up to $4.1 million.

     On June 2, 1997, a lawsuit was filed in the United States District Court for the District of Connecticut against the Company by one of its mass marketers who claims, among other matters, additional amounts owed in connection with its past and current business relationship with the Company. Discussions to resolve these matters are on going. On June 11, 1997, the Court denied the marketer's motion for a temporary restraining order, and on October 10, 1997, denied the marketer's motion for a preliminary injunction. The marketer appealed the latter ruling to the United States Court of Appeals for the Second Circuit, but later filed a Motion for Voluntary Dismissal which was granted. The Company terminated its relationship with that marketer. All claims relative to this case have been settled and the case has been dismissed with prejudice.

     The Company is also a party to certain other claims, actions and proceedings incidental to its business, none of which is expected to have a material adverse effect on the business, financial position or results of operations of the Company.

14.  Segment Information

     Segment information has been prepared in accordance with Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company has three reportable segments: home satellite dish services (Superstar), program promotion and guide services (TV Guide Networks), and satellite distribution of video entertainment services (UVTV). Superstar markets and distributes programming to the C-band direct-to-home satellite dish subscriber market as well as other telemarketing services. TV Guide Networks has developed non-interactive analog programming guide channels as well as interactive program guide services and software applications and markets them to cable television systems and other multi-channel video programming distributors. TV Guide Networks derives revenues from the sales of the program guide and promotion services and from the sale of advertising space within the guides. UVTV markets and distributes to programming distributors certain video and audio services.

     The Company's reportable segments are strategic business units that offer different products and services. The reportable segments are measured based on earnings before interest, income taxes, depreciation and amortization including allocated corporate expenses (operating income before depreciation and amortization). The accounting policies of the segments are the same as those described in the summary of significant accounting policies. (See Note 2). The Company accounts for inter-segment sales as if the sales were to third parties at market prices.

     Segment information as of December 31, 1998, 1997 and 1996 and for each of the years then ended is as follows:


                         TV
                         Guide                        Other    Corporate
                         Networks Superstar  UVTV     Segments Unallocated Eliminations Consolidated


1998

Revenues from external
 customers:
Satellite services       $36,473  $426,586   $ 60,725 $16,848  $    --     $     --     $540,632
Advertising revenues      40,349        --         --      --       --           --       40,349
Systems integration
  services                    --        --         --  40,959       --           --       40,959
Intersegment revenues         --        --     24,016      --       --      (24,016)          --
                         -------  --------   -------- -------  -------     --------     --------
  Total revenues          76,822   426,586     84,741  57,807       --      (24,016)     621,940

Operating expenses,
 excluding
 depreciation
 and amortization         53,562   358,317     40,460  55,391    1,380      (24,016)     485,094
                         -------  --------   -------- -------  -------     --------     --------

Earnings before
 interest, income
 taxes,
 depreciation and
 amortization            $23,260  $ 68,269   $ 44,281 $ 2,416  $(1,380)    $     --      136,846
                         =======  ========   ======== =======  =======     ========

Depreciation and
 amortization                                                                            (28,227)
Gain on issuance of
 equity by subsidiary                                                                     37,898
Interest income                                                                            6,346
Interest expense                                                                          (1,629)
Other income                                                                              11,607
Other expense                                                                             (1,423)
                                                                                        --------
Income before income
 taxes and minority
 interest                                                                               $161,418
                                                                                        ========

Segment assets           $62,333  $204,439   $ 97,931 $79,001  $18,994     $(50,192)    $412,506
                         =======  ========   ======== =======  =======     ========     ========

1997

Revenues from external
 customers:
Satellite services       $32,128  $350,490   $ 57,676 $17,681  $    --     $     --     $457,975
Advertising revenues      30,828        --         --      --       --           --       30,828
Systems integration
  services                    --        --         --  41,617       --           --       41,617
Intersegment revenues         --        --     16,938     518       --      (17,456)          --
                         -------  --------   -------- -------  -------     --------     --------
  Total revenues          62,956   350,490     74,614  59,816       --      (17,456)     530,420

Operating expenses,
 excluding
 depreciation
 and amortization         40,548   301,209     30,825  54,148    1,170      (17,456)     410,444
                         -------  --------   -------- -------  -------     --------     --------

Earnings before
 interest, income
 taxes,
 depreciation and
 amortization            $22,408  $ 49,281   $ 43,789 $ 5,668  $(1,170)    $     --      119,976
                         =======  ========   ======== =======  =======     ========

Depreciation and
 amortization                                                                            (18,850)
Interest income                                                                            5,882
Interest expense                                                                          (2,122)
Other income                                                                                 431
Other expense                                                                                (71)
                                                                                        --------
Income before income
 taxes and minority
 interest                                                                               $105,246
                                                                                        ========

Segment assets           $46,060  $ 98,589   $ 85,030 $58,479  $43,681     $(28,697)    $303,142
                         =======  ========   ======== =======  =======     ========     ========

1996

Revenues from external
 customers:
Satellite services       $26,862  $327,817   $ 55,921 $15,636  $    --     $     --     $426,236
Advertising revenues      22,774        --         --      --       --           --       22,774
Systems integration
  services                    --        --         --  35,703       --           --       35,703
Intersegment revenues         --        --     11,973     458       --      (12,431)          --
                         -------  --------   -------- -------  -------     --------     --------
  Total revenues          49,636   327,817     67,894  51,797       --      (12,431)     484,713

Operating expenses,
 excluding
 depreciation
 and amortization         33,676   295,859     29,313  51,742      458      (12,431)     398,617
                         -------  --------   -------- -------  -------     --------     --------

Earnings before
 interest, income
 taxes,
 depreciation and
 amortization            $15,960  $ 31,958   $ 38,581 $    55  $  (458)    $     --       86,096
                         =======  ========   ======== =======  =======     ========

Depreciation and
 amortization                                                                            (16,732)
Interest income                                                                            3,401
Interest expense                                                                          (2,024)
Other income                                                                                 551
Other expense                                                                               (255)
                                                                                        --------
Income before income
 taxes and minority
 interest                                                                               $ 71,037
                                                                                        ========

Segment assets           $57,317  $ 87,157   $ 61,511 $60,177  $44,028     $(51,186)    $259,004
                         =======  ========   ======== =======  =======     ========     ========




     Revenue from other non-reportable operating segments primarily includes revenue derived from information technology consulting, integration and software development services and from satellite transmission services. Unallocated corporate profit and loss amounts are primarily unallocated corporate overhead and corporate development costs. Unallocated segment assets include corporate property and equipment and miscellaneous investments and other assets not allocated to segments. Eliminations include inter-segment revenues and expenses and inter-segment payables and receivables.

15.  Quarterly Financial Data (unaudited)

                                       Quarters Ended
                           --------------------------------------------

                           March 31  June 30  September 30  December 31
                           --------  -------  ------------  -----------
                             (in thousands, except per share amounts)

     1998
     ----
     Revenues             $146,164   $155,045   $159,430     $161,301
     Operating expenses    124,496    127,335    127,230      134,260
     Operating income       21,668     27,710     32,200       27,041
     Net income             38,961     17,916     21,060       24,122
     Earnings per
       share:
         Basic                0.23       0.10       0.12         0.14
         Diluted              0.22       0.10       0.12         0.14

     1997
     ----
     Revenues             $127,970   $133,833   $131,637     $136,980
     Operating expenses    106,765    109,154    105,109      108,266
     Operating income       21,205     24,679     26,528       28,714
     Net income             14,024     16,379     17,412       19,620
     Earnings per
       share:
         Basic                0.08       0.09       0.10         0.11
         Diluted              0.08       0.09       0.10         0.11

16.  Subsequent Acquisitions

    On June 10, 1998, TVG and News America Incorporated, a subsidiary of The News Corporation Limited ("News Corp."), entered into an agreement to purchase News America Publications Inc. and TVSM, Inc. in exchange for 45,006,824 shares of TVG Class A common stock, 74,993,176 shares of TVG Class B common stock and $800 million in cash for total consideration of approximately $1.9 billion (the "TV Guide Transaction"). These entities publish TV Guide Magazine and other printed television program listings guides and distribute, through the Internet, an entertainment service known as TV Guide Online.

      On March 1, 1999, the Company completed the TV Guide Transaction. The $800 million cash consideration portion of the transaction was funded from existing cash balances, the issuance of $400 million in 8 1/8% senior subordinated notes due 2009, bank borrowings of approximately $185 million drawn under a new bank credit facility and proceeds from the issuance of equity to a subsidiary of News Corp. to equalize News Corp.'s ownership in TVG with that of TCI, all of which were completed on the same day. As a result of the TV Guide Transaction and the Liberty Transaction, News Corp. has an approximate 44% interest in the Company, with TCI Ventures Group and Liberty having an approximate 44% combined interest, and the other stockholders of the Company having approximately 13%. Following the transaction, News Corp. and the combination of TCI Ventures Group/Liberty each have approximately 49% of the voting power of the Company's outstanding stock. Also, on March 1, 1999, the Company's name was changed to TV Guide, Inc. ("TVG"). All references to United Video Satellite Group, Inc. have been changed to TV Guide, Inc. throughout these financial statements. The TV Guide Transaction will be accounted for as a purchase.

     The bank credit facilities consist of a $300 million six-year revolving credit facility and a $300 million 364-day revolving credit facility. Borrowings outstanding under the 364-day revolving credit facility convert to a five-year term loan at maturity. Borrowings under the credit facilities bear interest either at the bank's prime rate or LIBOR, both plus a margin based on a sliding scale tied to the Company's leverage ratio. For the first year of the credit facilities, the LIBOR margin is fixed at a minimum of 1.25%. The credit facilities are subject to prepayment or reduction at any time without penalty. Borrowings to consummate the TV Guide Transaction were drawn under the $300 million six-year revolving credit facility.

     The indenture for the notes and the Company's bank credit facilities impose certain operating and financial restrictions on the Company. These restrictions include the designation of certain of the Company's subsidiaries as "restricted" for certain financing and operating matters which may significantly limit the ability of the Company to execute transactions, including the transfer of cash, between subsidiaries in the restricted group and subsidiaries in the unrestricted group. The subsidiaries in the unrestricted group are not subject to the covenants in the indenture for the notes and may incur indebtedness, grant liens on their assets and sell all or a portion of their assets, among other things, without satisfying the restrictions in the indenture.

17.  Supplemental Guarantor Information

     In connection with the TV Guide Transaction, TVG issued $400 million in aggregate principal amount of its senior subordinated notes due 2009, which are not callable until 2004. A group of TVG's subsidiaries (the "Guarantors") guarantee the senior subordinated indebtedness. Supplemental condensed combining financial information of TVG, the Guarantors and the remainder of TVG's consolidated group (the "Non-Guarantors") is presented below.

     Investments in the Non-Guarantors by their parent companies that are part of TVG and the Guarantors are presented under the equity method of accounting in the combining financial information. The principal elimination entries eliminate intercompany sales and purchases of video products, intercompany interest income and expense, equity in earnings of subsidiaries and investments in and amounts due to and from subsidiaries.

     Because of the factual basis underlying the obligations created pursuant to a senior secured credit facility and other obligations that may constitute senior indebtedness of the Guarantors of the senior subordinated notes, it is not possible to predict how a court in bankruptcy would accord priorities among the obligations of the Company and its subsidiaries.




          SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS
                       As of December 31, 1998
                           (In thousands)


                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


ASSETS
Current assets:
  Cash and cash
    equivalents        $     --   $ 98,556   $ 57,088   $      --  $155,644
  Marketable
securities,
    at fair value            --      5,804         --          --     5,804
  Accounts receivable,
    net of allowance
    for doubtful
    accounts                 --     26,035     39,839      (1,242)   64,632
  Accounts and notes
    receivable from
    affiliates               --     18,237     62,911     (81,148)       --
  Other current assets       --      2,517      5,462          --     7,979
                       ---------  --------   --------   ---------  --------
     Total current
      assets                 --    151,149    165,300     (82,390)  234,059

Property, plant and
  equipment, at cost,
  net of accumulated
  depreciation and
  amortization               --     33,305     12,457          --    45,762
Intangible assets, net
  of accumulated
  amortization               --      5,076    108,447          --   113,523
Investment in
  subsidiaries, at
  equity                199,844         --         --    (199,844)       --
Other assets, net of
  accumulated
  amortization               --     14,028      5,171         (37)   19,162
                       --------   --------   --------   ---------  --------
Total assets           $199,844   $203,558   $291,375   $(282,271) $412,506
                       ========   ========   ========   =========  ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable     $    --    $  4,611   $  2,286   $ (1,242)  $  5,655
  Accounts and notes
    payable to
    affiliates               --     62,911     18,237    (81,148)        --
  Accrued liabilities        --     15,710     41,655         --     57,365
  Note payable and
    current portion
    of capital lease
    obligations and
    long-term debt           --      3,746      1,754        (37)     5,463
  Customer prepayments       --      7,061    102,868         --    109,929
                       --------   --------   --------   --------   --------
      Total current
        liabilities          --     94,039    166,800    (82,427)   178,412

Deferred liabilities         --      4,293     13,354          --    17,647
Capital lease
  obligations and
  long-term debt             --     13,007         --          --    13,007
Minority interest            --         --        349       3,247     3,596
Stockholders' equity:
  Common stock              854        806         48        (854)      854
  Other stockholders'
    equity              198,990     91,413    110,824    (202,237)  198,990
                       --------   --------   --------   ---------  --------
      Total stock-
        holders'        199,844     92,219    110,872    (203,091)  199,844
equity
                       --------   --------   --------   ---------  --------
Total liabilities and
  stockholders' equity $199,844   $203,558   $291,375   $(282,271) $412,506
                       ========   ========   ========   =========  ========



              SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS
                         As of December 31, 1997
                             (In thousands)


                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


ASSETS
Current assets:
  Cash and cash
    equivalents        $     --   $ 26,124   $  6,432   $      --  $ 32,556
  Marketable
securities,
    at fair value            --    112,334         --          --   112,334
  Accounts receivable,
    net of allowance
    for doubtful
    accounts                 --     15,404     44,363        (916)   58,851
  Accounts and notes
    receivable from
    affiliates               --     10,288     60,256     (70,544)       --
  Other current assets       --      4,120      8,405          --    12,525
                       ---------  --------   --------   ---------  --------
     Total current
      assets                 --    168,270    119,456     (71,460)  216,266

Property, plant and
  equipment, at cost,
  net of accumulated
  depreciation and
  amortization               --     36,645     15,036          --    51,681
Intangible assets, net
  of accumulated
  amortization               --      5,688     26,577          --    32,265
Investment in
  subsidiaries, at
  equity                120,781         --         --    (120,781)       --
Other assets, net of
  accumulated                --
  amortization               --      2,804        230        (104)    2,930
                       --------   --------   --------   ---------  --------
Total assets           $120,781   $213,407   $161,299   $(192,345) $303,142
                       ========   ========   ========   =========  ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable     $     --   $  1,530   $  5,489   $    (916) $  6,103
  Accounts and notes
    payable to
    affiliates               --     60,256     10,288     (70,544)       --
  Accrued liabilities        --     13,817     38,336          --    52,153
  Note payable and
    current portion
    of capital lease
    obligations and
    long-term debt           --      3,495      7,566        (104)   10,957
  Customer prepayments       --      7,415     84,514          --    91,929
                       --------   --------   --------   ---------  --------
      Total current
        liabilities          --     86,513    146,193     (71,564)  161,142

Deferred liabilities         --        358        513          --       871
Capital lease
  obligations and
  long-term debt             --     16,752        455          --    17,207
Minority interest            --         --         31       3,110     3,141
Stockholders' equity:
  Common stock              431        383         48        (431)      431
  Other stockholders'
    equity              120,350    109,401     14,059    (123,460)  120,350
                       --------   --------   --------   ---------  --------
      Total stock-
        holders'        120,781    109,784     14,107    (123,891)  120,781
equity
                       --------   --------   --------   ---------  --------
Total liabilities and
  stockholders' equity $120,781   $213,407   $161,299   $(192,345) $303,142
                       ========   ========   ========   =========  ========





        SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME
                     Year Ended December 31, 1998
                            (In thousands)



                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


Revenues:
  Satellite services   $     --   $111,831   $452,817   $ (24,016) $540,632
  Advertising sales          --     40,349         --          --    40,349
  Systems integration
    services                 --         --     40,959          --    40,959
                       --------   --------   --------   ---------  --------
                             --    152,180    493,776     (24,016)  621,940

Operating expenses:
  Programming and
    delivery                 --     33,972    320,948     (24,016)  330,904
  Selling, general and
    administrative           --     53,743    100,447          --   154,190
  Depreciation and
    amortization             --     10,588     17,639          --    28,227
                       --------   --------   --------   ---------  --------
                             --     98,303    439,034     (24,016)  513,321
                       --------   --------   --------   ---------  --------
Operating income             --     53,877     54,742          --   108,619
Equity in earnings
  of subsidiaries       102,059         --         --    (102,059)       --
Other income
(expense),
  net                        --     10,966     41,833          --    52,799
                       --------   --------   --------   ---------  --------
Income before income
  taxes and minority
  interest              102,059     64,843     96,575    (102,059)  161,418
Provision for income
  taxes                      --    (21,838)   (37,139)         --   (58,977)
Minority interest in
  earnings                   --         --       (316)        (66)     (382)
                       --------   --------   --------   ---------  --------
Net income             $102,059   $ 43,005   $ 59,120   $(102,125) $102,059
                       ========   ========   ========   =========  ========




         SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME
                      Year Ended December 31, 1997
                             (In thousands)


                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


Revenues:
  Satellite services   $    --    $ 98,332   $377,099   $(17,456)  $457,975
  Advertising sales         --      30,828         --         --     30,828
  Systems integration
    services                --          --     41,617         --     41,617
                       -------    --------   --------   --------   --------
                            --     129,160    418,716    (17,456)   530,420

Operating expenses:
  Programming and
    delivery                --      24,976    258,599    (17,456)   266,119
  Selling, general and
    administrative          --      40,797    103,528         --    144,325
  Depreciation and
    amortization            --       9,271      9,579         --     18,850
                       -------    --------   --------   --------   --------
                            --      75,044    371,706    (17,456)   429,294
                       -------    --------   --------   --------   --------
Operating income            --      54,116     47,010         --    101,126
Equity in earnings
  of subsidiaries       67,435          --         --    (67,435)        --
Other income
(expense),
  net                       --       1,764      2,356         --      4,120
                       -------    --------   --------   --------   --------
Income before income
  taxes and minority
  interest              67,435      55,880     49,366    (67,435)   105,246
Provision for income
  taxes                     --     (20,047)   (18,391)        --    (38,438)
Minority interest in
  earnings                  --          --         (9)       636        627
                       -------    --------   --------   --------   --------
Net income             $67,435    $ 35,833   $ 30,966   $(66,799)  $ 67,435
                       =======    ========   ========   ========   ========




         SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME
                      Year Ended December 31, 1996
                             (In thousands)


                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


Revenues:
  Satellite services   $    --    $ 82,005   $356,662   $(12,431)  $426,236
  Advertising sales         --      22,774         --         --     22,774
  Systems integration
    services                --          --     35,703         --     35,703
                       -------    --------   --------   --------   --------
                            --     104,779    392,365    (12,431)   484,713

Operating expenses:
  Programming and
    delivery                --      20,294    246,668    (12,431)   254,531
  Selling, general and
    administrative          --      37,123    106,963         --    144,086
  Depreciation and
    amortization            --       9,992      6,740         --     16,732
                       -------    --------   --------   --------   --------
                            --      67,409    360,371    (12,431)   415,349
                       -------    --------   --------   --------   --------
Operating income            --      37,370     31,994         --     69,364
Equity in earnings
  of subsidiaries       46,302          --         --    (46,302)        --
Other income
(expense),
  net                       --         357      1,316         --      1,673
                       -------    --------   --------   --------   --------
Income before income
  taxes and minority
  interest              46,302      37,727     33,310    (46,302)    71,037
Provision for income
  taxes                     --     (13,508)   (12,284)        --    (25,792)
Minority interest in
  earnings                  --          --         --      1,057      1,057
                       -------    --------   --------   --------   --------
Net income             $46,302    $ 24,219   $ 21,026   $(45,245)  $ 46,302
                       =======    ========   ========   ========   ========





      SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                   Year Ended December 31, 1998
                          (In thousands)


                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


Net cash provided by
  operating activities $     --   $ 40,426   $54,719    $ 240      $ 95,385

Investing activities:
  Capital expenditures       --     (7,997)   (3,838)     720       (11,115)
  Investments and
    acquisitions        (31,848)    (9,555)     (699)      --       (42,102)
  Purchases of market-
    able securities          --    (74,360)       --       --       (74,360)
  Sales and maturities
    of marketable
    securities               --    190,169        --       --       190,169
  Other                      --     (1,105)    1,034     (786)        (857)
                       --------   --------   --------   -----      --------
Net cash provided by
  (used in) investing
  activities            (31,848)    97,152    (3,503)     (66)       61,735

Financing activities:
  Repayment of note
    payable, capital
    lease obligations
    and long-term debt       --     (3,493)   (6,267)      66        (9,694)
Common stock
  transactions, net     (17,560)        --        --       --       (17,560)
Distributions to
  Liberty                    --    (10,688)    4,168       --        (6,520)
Intercompany transfers   49,408    (50,965)    1,907     (350)           --
Other                        --         --      (368)     110          (258)
                       --------   --------   --------   -----      --------
Net cash provided by
  (used in) financing
  activities             31,848    (65,146)     (560)    (174)      (34,032)
                       --------   --------   --------   -----      --------
Net increase in cash
  and cash
  equivalents                --     72,432    50,656       --       123,088
Cash and cash
  equivalents at
  beginning of year          --     26,124     6,432       --        32,556
                       --------   --------   --------   -----      --------
Cash and cash
  equivalents at
  end of year          $     --   $ 98,556   $ 57,088   $  --      $155,644
                       ========   ========   ========   =====      ========






     SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                   Year Ended December 31, 1997
                          (In thousands)


                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


Net cash provided by
  (used in) operating
  activities           $  --      $65,063    $15,824    $ (23)     $80,864

Investing activities:
  Capital expenditures    --       (6,380)    (4,117)     247      (10,250)
  Purchases of market-
    able securities       --      (91,666)        --       --      (91,666)
  Sales and maturities
    of marketable
    securities            --       36,700         --       --       36,700
  Other                   --       (1,532)       (67)    (119)      (1,718)
                       -----      -------    -------    -----      -------
Net cash provided by
  (used in) investing
  activities              --      (62,878)    (4,184)     128      (66,934)

Financing activities:
  Repayment of note
    payable, capital
    lease obligations
    and long-term debt    --       (3,258)    (7,156)    (105)     (10,519)
Note payable
  borrowings              --           --      7,446       --        7,446
Common stock
  transactions, net      531           --         --       --          531
Distributions to
  Liberty                 --       (7,980)   (14,198)      --      (22,178)
Intercompany transfers  (531)       1,708     (1,177)      --           --
Other                     --          509        (73)      --          436
                       -----      -------    -------    -----      -------
Net cash used in
  financing
  activities              --       (9,021)   (15,158)    (105)     (24,284)
                       -----      -------    -------    -----      -------
Net increase in cash
  and cash
  equivalents             --       (6,836)    (3,518)      --      (10,354)
Cash and cash
  equivalents at
  beginning of year       --       32,960      9,950       --       42,910
                       -----      -------    -------    -----      -------
Cash and cash
  equivalents at
  end of year          $  --      $26,124    $ 6,432    $  --      $32,556
                       =====      =======    =======    =====      =======





     SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                   Year Ended December 31, 1996
                          (In thousands)


                                  Guara-     Non-Guara-
                                  ntor       ntor
                       The        Subsi-     Subsi-     Elimina-   Consoli-
                       Company    diaries    diaries    tions      dated


Net cash provided by
  (used in) operating
  activities           $     --   $ 62,040   $ (1,240)  $  --      $ 60,800

Investing activities:
  Capital expenditures       --     (6,296)    (8,188)     --       (14,484)
  Investments and            --
    acquisitions             --       (106)        --      --          (106)
  Purchases of market-
    able securities          --    (47,065)        --      --       (47,065)
Maturities of
  marketable
    securities               --     20,482         --      --        20,482
  Other                      --       (196)      (827)     --        (1,023)
                       --------   --------   --------   -----      --------
Net cash used in
  investing
  activities                 --    (33,181)    (9,015)     --       (42,196)

Financing activities:
  Note payable
    borrowings               --         --      7,245      --         7,245
  Repayment of
    capital lease
    obligations              --     (3,039)        --      --        (3,039)
Issuance of stock         3,216         --         --      --         3,216
Distributions to
  Liberty                    --     (8,341)    (1,957)     --       (10,298)
Intercompany transfers   (3,216)     4,073       (857)     --            --
Other                        --        233     (1,545)     --        (1,312)
                       --------   --------   --------   -----      --------
Net cash provided
  by financing
  activities                 --     (7,074)     2,886      --        (4,188)
                       --------   --------   --------   -----      --------
Net increase
  (decrease) in cash
  and cash
  equivalents                --     21,785     (7,369)     --        14,416
Cash and cash
  equivalents at
  beginning of year          --     11,175     17,319      --        28,494
                       --------   --------   --------   -----      --------
Cash and cash
  equivalents at
  end of year          $     --   $ 32,960   $  9,950   $  --      $ 42,910
                       ========   ========   ========   =====      ========


                              TV GUIDE, INC.

               SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)


                               Amounts                          Balance
                   Balance at  Charged   Charged                   at
                   Beginning     to      to Other                End of
Description        of Period   Expense   Accounts   Deductions   Period
- -----------        ---------   -------   --------   ----------   ------

Year ended
December 31, 1998:
 Allowance for
 doubtful
 accounts            $2,965      $959    $   --       $1,007     $2,917

Year ended
December 31, 1997:
 Allowance for
 doubtful
 accounts             2,535       701        --          271      2,965


Year ended
December 31, 1996:
 Allowance for
 doubtful
 accounts             1,788     1,140     1,969(1)     2,362      2,535



(1) Amount represents the allowance for doubtful accounts of Liberty Media Corporation's Netlink division whose results of operations, for accounting purposes, were combined with those of the Company's effective January 25, 1996.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (c)  12.0   Restated Computation of Ratio of Earnings of Fixed
                   Charges
          23.1   Consent of KPMG LLP
          23.2   Consent of Ernst & Young LLP
          23.3   Consent of KPMG LLP
          27.1 Restated Financial Data Schedule Twelve Months Ended December 31, 1998
          27.2 Restated Financial Data Schedule Twelve Months Ended December 31, 1997
          27.3 Restated Financial Data Schedule Twelve Months Ended December 31, 1996

                               SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            TV GUIDE, INC.
                                             (Registrant)



DATE:  December 30, 1999          By:   /s/ Peter C. Boylan III
                                       -----------------------------
                                           Peter C. Boylan III
                                               President and
                                          Chief Operating Officer


                                   By:       /s/ Craig M. Waggy
                                        ----------------------------
                                               Craig M. Waggy
                                          Senior Vice President and
                                           Chief Financial Officer